UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
                                 (RULE 14a-101)

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                 AMENDMENT NO. 2


|X|     Filed by the Registrant
|_|     Filed by a Party other than the Registrant
        Check the appropriate box:
|X|     Preliminary proxy statement
|_|     Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
|_|     Definitive proxy statement
|_|     Definitive Additional Materials
|_|     Soliciting Material Pursuant to ss.240.14a-12

                            SUNSHINE PCS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

|X|  NO FEE REQUIRED.
|_| FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14a-6(i)(1) AND 0-11. TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

     (1) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES: PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE
          ______________________________________________________________________

     (2) 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):
          ______________________________________________________________________

     (3)  PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:
          ______________________________________________________________________

     (4)  TOTAL FEE PAID:
          ______________________________________________________________________

     (5)  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.
          ______________________________________________________________________

|_| CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

     (1)  AMOUNT PREVIOUSLY PAID:
          ______________________________________________________________________

     (2)  FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:
          ______________________________________________________________________

     (3)  FILING PARTY:
          ______________________________________________________________________

     (4)  DATE FILED:
          ______________________________________________________________________

                            SUNSHINE PCS CORPORATION
                                65 Highland Road
                               RYE, NEW YORK 10580
                                 (701) 924-1000

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD [o], 2009

To Stockholders of
Sunshine PCS Corporation:

     NOTICE IS HEREBY GIVEN to the holders of Class A Common Stock, par value $0.0001 per share (the "Common Stock"), of Sunshine PCS Corporation, a Delaware corporation (the "Company"), that the Special Meeting of Stockholders (the "Special Meeting") of the Company, will be held at the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on [o], 2009, at 9:30 a.m. Eastern time, for the following purposes:

1. To approve, subject to final action by the board of directors of the Company (the "Board of Directors" or "Board"), an amendment to the Company's Certificate of Incorporation effecting a 1-for-1,000 reverse stock split of the Common Stock.

2. To approve, subject to final action by the Board of Directors, an amendment to the Company's Certificate of Incorporation granting to the Company an option to acquire shares proposed to be sold by stockholders subsequent to such reverse stock split if, after such sale, there would be 300 or more holders of record of the Common Stock.

3. To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

4. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

Information relating to the above matters is set forth in the enclosed proxy statement. The Board of Directors and management of the Company are not aware of any other matters that will come before the Special Meeting. As determined by the Board of Directors, only stockholders of record at the close of business on [o], 2009 are entitled to receive notice of, and to vote at, the Special Meeting and any adjournments thereof.

THE BOARD OF DIRECTORS ENCOURAGES ALL STOCKHOLDERS TO PERSONALLY ATTEND THE SPECIAL MEETING. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ACCOMPANYING POSTAGE-PAID ENVELOPE IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED. YOUR COOPERATION IS GREATLY APPRECIATED.

THE REVERSE STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

By Order of the Board of Directors,

                      Robert E. Dolan, Assistant Secretary
                            SUNSHINE PCS CORPORATION
                                65 Highland Road
                               RYE, NEW YORK 10580
                                 (701) 924-1000

                                PRELIMINARY COPY
                                ----------------

                                 PROXY STATEMENT

                            SUNSHINE PCS CORPORATION
                                65 Highland Road
                               RYE, NEW YORK 10580
                                 (701) 924-1000

     This proxy statement is furnished by our Board of Directors in connection with the solicitation of proxies for use at the Special Meeting of Stockholders to be held at the Greenwich Library, on [o], 2009, at 9:30 a.m. Eastern time, and at any adjournments thereof.

     You are being asked to vote on the following proposals:

     1. To approve, subject to final action by our Board of Directors, an amendment to our Certificate of Incorporation to effect a 1-for-1,000 reverse stock split of our Common Stock with the result that (i) holdings prior to such split of fewer than 1,000 shares of Common Stock will be converted to a fractional share, which will be immediately cancelled and converted into a right to receive the cash consideration described in this proxy statement, and (ii) we will have fewer than 300 holders of record, allowing us to suspend our obligation to file reports with the SEC, and to avoid many of the costs associated with being a SEC reporting company.

     2. To approve, subject to final action by our Board of Directors, an amendment to our Certificate of Incorporation granting us an option to acquire shares proposed to be sold by stockholders subsequent to such reverse stock split, if after such sale, there would be would be 300 or more holders of record of our Common Stock.

     3.   To adjourn the meeting, if necessary to solicit additional proxies.

     4. To transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of such matters.


THE REVERSE STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                     REVERSE STOCK SPLIT SUMMARY TERM SHEET
                     --------------------------------------

     This summary, including the "Questions and Answers About the Meeting and Proposals" section that follows, highlights selected information from this proxy statement for the Special Meeting of our stockholders and addresses the material terms of the reverse stock split and option to repurchase our shares described below. For a complete description of these proposals, you should carefully read this entire proxy statement and its exhibit. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying, this proxy statement, including our financial statements, which are incorporated by reference into this proxy statement. References to the "Company," "us," "we," "our" or "Sunshine" refer to Sunshine PCS Corporation, a Delaware corporation. This proxy statement and the accompanying proxy are being mailed to holders of shares of our Common Stock on or about [o], 2009.

I. Description of the Reverse Stock Split Proposal and Amendment to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation")

     o Our Board of Directors has authorized, subject to stockholder approval and subsequent final action by our Board of Directors, a 1-for-1,000 reverse stock split of our Common Stock. Stockholders who own fewer than 1,000 shares at the effective time of the reverse stock split will receive a cash payment equal to $0.05 per share for each pre-reverse stock split share held on the effective date of the reverse stock split. Stockholders who own 1,000 or more shares of our Common Stock at the effective time of the reverse stock split will remain stockholders, will continue to hold whole and fractional shares, and will not be entitled to receive any cash for their fractional share interests resulting from the reverse stock split. Our number of authorized shares will not be proportionately decreased in connection with the reverse stock split resulting in potential dilution and anti-takeover effects to stockholders of the Company after the effective date of reverse stock split. See additional information in the section entitled "Special Factors - Reverse Stock Split Proposal."

     o The amendment to our Certificate of Incorporation that would effect the 1-for-1,000 reverse stock split, a form of which is attached as Exhibit A, would also include a standing option for us to repurchase any shares of Common Stock proposed to be transferred by a remaining stockholder if after the reverse stock split the number of holders of record of our Common Stock would equal or exceed 300. The price to be paid for the shares purchased upon exercise of this option would be equal to (i) the mean between the bid and asked prices (as published in the pink sheets) averaged over the 60 trading days on which the shares of Common Stock were actually quoted immediately preceding the date of exercise of the option, or (ii) if the Common Stock is not then quoted in the pink sheets, or if such determination cannot otherwise be made, the fair market value of such shares as determined in good faith by our Board of Directors.

     o If consummated, the reverse stock split would be part of a "going dark" plan. Following the reverse stock split, we would have fewer than 300 holders of record, and we would suspend our obligation to file reports under the Securities Exchange Act of 1934 (the "Exchange Act"). We would "go dark," i.e., become a non-reporting company for purposes of the Exchange Act. This will eliminate the significant expense required to comply with SEC reporting and related requirements including, but not limited to, those of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"). Our Board of Directors has concluded that the cost associated with being a SEC reporting company is not justified by its benefits in view of the very limited trading activity in our Common Stock, and has determined that the reverse stock split is fair to and in the best interests of our stockholders, including our unaffiliated stockholders. See additional information in the sections entitled "Proposal No. 1 - Recommendation of Our Board of Directors" and "Special Factors -Reverse Stock Split Proposal - Fairness of the Reverse Stock Split."

     o The members of our Board of Directors have indicated that they intend to vote, or cause to be voted, the shares of our Common Stock that they directly or indirectly control in favor of the reverse stock split. The shares of our Common Stock beneficially owned by directors represent approximately less than 1% of our outstanding voting securities.

     o Our Board of Directors has determined the cash consideration to be paid for fractional shares held by holders of less than one whole share resulting from the reverse stock split will be $0.05 per pre-reverse stock split share which amount the Board of Directors believes to represent, and is referred to hereinafter as, the "fair market value" per share of our Common Stock. See additional information in the section entitled "Special Factors - Reverse Stock Split Proposal."

     o Our stockholders are not entitled to appraisal rights under either our Certificate of Incorporation or our Bylaws, as amended, or under the Delaware General Corporation Law, even if they vote against the reverse stock split. See additional information in the section entitled "Proposal No. 1 - Appraisal and Dissenters' Rights."

     o The reverse stock split requires the approval of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. See additional information in the section entitled "Proposal No. 1 - Votes Required."

II. Description of the Company's Potential Acquisition of the North Dakota Companies.

     o We are currently evaluating terms proposed by LICT Corporation ("LICT") regarding the potential acquisition of Inter-Community Telephone Company, LLC, a North Dakota limited liability company ("Inter-Community"), and Valley Communications, Inc., a North Dakota corporation ("Valley", together with Inter-Community, the "North Dakota Companies"), through a merger in which approximately 158,000 shares of our Common Stock (on a post- reverse stock split basis) would be issued to LICT. As a result of such a merger, the Company would be approximately 97% owned by LICT or a wholly-owned subsidiary thereof. No merger agreement has been drafted, no negotiation has taken place and no more specific terms have been determined. The potential merger remains subject to the negotiation of definitive terms and the approval of both Sunshine's and LICT's boards of directors. The Company's stockholders are not being asked to vote on the merger and potential acquisition of the North Dakota Companies. See additional information in the section entitled "Special Factors - Potential Acquisition of North Dakota Companies."

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
REVERSE STOCK SPLIT SUMMARY TERM SHEET........................................ 1

SPECIAL FACTORS - REVERSE STOCK SPLIT PROPOSAL................................ 3
         Background of the Reverse Stock Split Proposal....................... 3
         Purpose of the Reverse Stock Split Proposal.......................... 4
         Structure of the Reverse Stock Split Proposal........................ 4
         Advantages of the Reverse Stock Split Proposal....................... 7
         Disadvantages of the Reverse Stock Split Proposal.................... 8
         Alternative Transactions Considered.................................. 9
         Fairness of the Reverse Stock Split................................. 10
         Potential Acquisition of North Dakota Companies..................... 13

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS.................... 15

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................... 21

PROXIES AND VOTING PROCEDURES................................................ 22

COST OF PROXY SOLICITATION................................................... 22

PROPOSAL NO. 1  AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT
  A REVERSE STOCK SPLIT...................................................... 23
         Background of Sunshine.............................................. 23
         Special Interests of Affiliated Persons in the Transaction.......... 23
         Costs/Source of Funds and Expenses.................................. 24
         U.S. Federal Income Tax Consequences................................ 24
         Appraisal Rights.................................................... 27
         Votes Required...................................................... 27
         Recommendation of Our Board of Directors............................ 27

PROPOSAL NO. 2  AMENDMENT TO CERTIFICATE OF INCORPORATION TO GRANT
  OPTION TO REPURCHASE SHARES................................................ 27
         Special Interests of Affiliated Persons in the Transaction.......... 28
         Appraisal Rights.................................................... 28
         Votes Required...................................................... 28
         Recommendation of Our Board of Directors............................ 28

MARKET RELATED INFORMATION................................................... 29
         Market for Common Stock; Stockholders............................... 29
         Dividend Policy..................................................... 29
         Stock Purchases..................................................... 29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............... 29

PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.................... 30

UNAUDITED PRO FORMA FINANCIAL STATEMENTS..................................... 31

AVAILABLE INFORMATION........................................................ 36

DOCUMENTS INCORPORATED BY REFERENCE.......................................... 37

OTHER MATTERS................................................................ 37

FINANCIAL INFORMATION -- LYNCH TELEPHONE II, LLC AND SUBSIDIARIES............ 38

Exhibit A - Form of Certificate of Amendment of the Certificate of
  Incorporation of Sunshine PCS Corporation................................. A-1

                 SPECIAL FACTORS - REVERSE STOCK SPLIT PROPOSAL
                 ----------------------------------------------

Background of the Reverse Stock Split Proposal

     On December 31, 2003, Sunshine completed the sale of substantially all of its assets and became a shell company. From that time until December 31, 2008, the company incurred $429,098 of administration expenses and professional fees which substantially related to its maintaining its existence and status as a SEC reporting public company. In addition, since the Company does not have the financial and operational resources, any full time employees and only approximately $375,000 of liquid resources, the Company is unable to develop a business plan that would provide adequate stockholder value. Accordingly, in order to mitigate further cash leakage as a result of the costs and expenses to remain a reporting company, the Board of Directors determined in late 2008 and early 2009 that the time was appropriate to effectuate a reverse stock split as opposed to waiting for some potential, undefined transaction in the future. In recent years, our Common Stock has not attracted any market research attention. In addition, there has been extremely low trading volume, resulting in an inefficient market for our shares. Our Board of Directors does not foresee opportunities to raise capital through sales of equity securities in a public offering. Also, our Board of Directors has determined that given our size and the absence of sustained interest by securities research analysts and other factors, we have not enjoyed the appreciable enhancement in company image that usually results from having reporting company status.

     We incur significant direct and indirect costs associated with compliance with the Exchange Act's filing and reporting requirements imposed on reporting companies. The cost of this compliance has increased significantly with the implementation of the provisions of Sarbanes-Oxley, including but not limited to, significant costs and burdens of compliance with the internal control audit requirements of Section 404 of Sarbanes-Oxley, more commonly referred to in this proxy statement as Section 404. The cost of Section 404's internal control procedures is unduly burdensome and costly, considering our size and our decentralized control environment. We have already incurred, and will continue to incur, substantial costs to implement these procedures unless and until we suspend our obligation to file reports as a SEC reporting company. We have also had to expend executive time to prepare our public filings.

     In light of these circumstances, our Board of Directors believes that it is in the best interest of the Company to undertake the reverse stock split, enabling us to suspend our obligation to file reports as a SEC reporting company. Suspension of our obligation to file reports will relieve us of the administrative burden and costs associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act and Sarbanes-Oxley. The benefits of being a reporting company are outweighed by the associated costs. Further, as noted above, we do not currently have viable opportunities to raise capital through a public offering of our Common Stock.

     Following the sale of Sunshine's three FCC issued PCS licenses in December 2003, and the distribution of the proceeds to our stockholders, our Board of Directors held frequent discussions regarding (i) preservation of Sunshine's value and assets for our stockholders and (ii) means of minimizing Sunshine's expenses and its burn rate of capital. Sunshine's Board began to make definite plans to execute a "going dark" transaction in late 2008-early 2009. The Company's Board consists of only two people, Mr. Robert E. Dolan and Mr. David
S. Ahl who are also the only two officers of the Company. As such, Mr. Dolan and Mr. Ahl have engaged in many discussions and conversations and made many determinations concerning the subject matter and disclosures contained in this proxy statement both in person and over the phone, however, no formal or chronological records were kept of these discussions.

     After reviewing the Company's general stock records, our Board of Directors determined that the 1 to 1,000 reverse stock split would result in the Company having fewer than the 300 stockholders required to be a reporting company while at the same time providing stockholders who held a reasonable amount of the Company's Common Stock the opportunity to continue as stockholders. The Board of Directors considered alternative ratios to the 1-for-1,000 reverse stock split ratio, which ratios would result in a higher number of post-reverse stock split outstanding shares and stockholders, but determined that using a ratio that would result in a higher number of shares and a higher number of stockholders outstanding than would the 1-for-1,000 ratio was not in the best interests of our stockholders.

     In evaluating alternative ratios, the Board of Directors was sensitive to the fact that a significant number of the Company's stockholders own less than 20 shares (on a pre-reverse stock split basis) and that any ratio used to reduce the Company's number of stockholders below 300 would result in the cashing out of those stockholders. For example, the Board of Directors determined that even if it used a much lower ratio of 1-for-100 for the reverse stock split, such a 1-for-100 reverse split would result in only 70,000 more shares (on a pre-reverse stock split basis) outstanding, representing a 1.6% difference, as compared to a 1-for-1,000 reverse stock split ratio; however, approximately 130 more stockholders would remain under a 1-for-100 reverse split as compared to a 1-for-1,000 reverse stock split. The primary reason for conducting the reverse stock split is to suspend the Company's SEC reporting requirements in order to avoid the high costs of again becoming a reporting Company, with the attendant Sarbanes-Oxley compliance obligations, therefore, the Board of Directors determined it is advantageous for the Company and our stockholders to have 70 post-split stockholders, which is the number of stockholders the Company estimates it will have after a reverse stock split effected using a ratio of 1-for-1,000, rather than the approximately 200 or more stockholders that the Company estimates would result from a reverse stock split effected using a ratio of 1-for-100. The Board of Directors determined that using a ratio that would result in more stockholders after the split than the Company estimates will occur using a 1-for-1,000 ratio, would require the Company to carefully monitor the changes in our stockholder list to make sure that it stayed below 300 stockholders to maintain the suspension of its reporting status and SOX applicability. Utilizing the $0.05 per reverse split share calculation, stockholders who have Common Stock with a pre-reverse stock split value over $50.00 could retain their interest while stockholders who have Common Stock with a pre-reverse stock split value under $50.00 would receive cash.


     Our Board of Directors has set the cash consideration to be paid for fractional shares held by holders of less than one whole share resulting from the reverse stock split to be $0.05 per pre-reverse stock split share. As the Company has no continuing operations to value, the $0.05 price per pre-reverse stock split share is based on a number of factors including the current and historical market price of the shares, book value per share and cash on hand at the Company. The price of $0.05 per pre-reverse stock split share represents a premium of 150% to the current market price of $.02 per share (as of July 13, 2009). The Company's shares have not traded above $.02 during the past fifty-two weeks.

     The Board of Directors has approved the filing of this proxy statement. Each of the directors intends to vote for each of the proposals contained herein at the Special Meeting.

Purpose of the Reverse Stock Split Proposal

     The primary purpose of the reverse stock split is to enable us to reduce the number of our holders of record to fewer than 300. This will allow:

     o suspension of our duties to file periodic reports with the SEC and to comply with Sarbanes-Oxley;

     o elimination of the administrative burden and expense of maintaining small stockholders' accounts; and

     o liquidation by small stockholders of their shares of our Common Stock at a fair price, without having to pay brokerage commissions.

     While it is possible that the Company could subsequently return to filing company status, the Board of Directors views this as an unlikely scenario because: (i) the Company has no present intention of undertaking a public offering; (ii) the standing option to acquire shares if the number of holders of record would exceed or equal 300 effectively protects the Company against inadvertently becoming subject to reporting requirements, and (iii) the Company has no intention of trading other than on the pink sheets.

Structure of the Reverse Stock Split Proposal

     Our Board of Directors has approved the submission of the reverse stock split and right of first refusal to a vote of our stockholders and recommends the transaction for your approval. Our Board of Directors has, however, retained the final authority to determine if and when to file the amendment to our Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware in order to effectuate these amendments. Notwithstanding authorization of the proposed transaction by our current stockholders, our Board of Directors may abandon the reverse stock split at any time without further action by our stockholders, or may file the amendment at any time without further notice to or action by our stockholders. Our Board of Directors may abandon the reverse stock split at any time if for any reason our Board of Directors believes that the reverse stock split is no longer in the best interests of the Company or its stockholders. For instance, significant changes in the tax laws or market for the Company's Common Stock may make the consummation of the reverse stock split no longer in the best interest of the Company's stockholders. At this time, the Board of Directors intends to effectuate the reverse stock split as soon as administratively possible following stockholder approval.

     As of March 31, 2009, there were approximately 4,588,653 shares of our Common Stock outstanding and approximately 830 holders of record. As of such date, approximately 760 holders of record held fewer than 1,000 shares of our Common Stock. As a result, we believe that the reverse stock split will reduce the number of our holders of record to approximately 70, while only reducing the number of outstanding shares to approximately 4,479 (4,479,000 on a pre-reverse stock split basis).

     EFFECTS ON STOCKHOLDERS WITH FEWER THAN 1,000 SHARES OF COMMON STOCK

     If the reverse stock split is implemented, stockholders holding fewer than 1,000 shares of our Common Stock immediately before the reverse stock split, sometimes referred to as the "Cashed Out Stockholders", will:

     o not receive a fractional share of Common Stock as a result of the reverse stock split;

     o receive cash for of the shares of our Common Stock they held immediately before the reverse stock split in accordance with the procedures described in this proxy statement;

     o not be required to pay any service charges or brokerage commissions in connection with the reverse stock split;

     o not receive any interest on the cash payments made as a result of the reverse stock split; and

     o have no further ownership interest in our Company and no further voting rights.

     Cash payments to Cashed Out Stockholders as a result of the reverse stock split should generally be subject to U.S. federal income taxation. For a discussion of the material U.S. federal income tax consequences of the reverse stock split, please see the section of this proxy statement entitled "Proposal No. 1 - U.S. Federal Income Tax Consequences."

     If you do not currently hold at least 1,000 shares of Common Stock in a single account and you want to continue to hold shares of our Common Stock after the reverse stock split, you may do so by taking any of the following actions:

     1. Purchasing a sufficient number of additional shares of our Common Stock in the open market or privately and having them registered in your name and consolidated with your current record account, if you are a record holder, or having them entered in your account with a nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 1,000 shares of our Common Stock in your account immediately before the effective time of the reverse stock split;

     2. If you hold an aggregate of 1,000 or more shares in two or more accounts, consolidating your accounts so that you hold at least 1,000 shares of our Common Stock in one account immediately before the effective time of the reverse stock split; or

     3. Transferring your shares into an account with a broker or bank so that the shares are held in "street name," and if the nominee holds at least 1,000 shares and does not receive instructions from you to cash out your position, your beneficial interest should continue.

     You will have to act far enough in advance so that the purchase or transfer of any shares of our Common Stock and/or consolidation of your accounts containing shares of our Common Stock is completed by the close of business prior to the effective time of the reverse stock split. We cannot assure you that shares will be available for purchase on the open market or privately. In recent years our Common Stock has not attracted any market research attention and has had extremely low trading volume. Given our size and the absence of sustained interest by securities research analysts, all stockholders who want to purchase additional shares in the open market or privately in order to remain a stockholder of the Company may not be able to do so.

     EFFECTS ON STOCKHOLDERS WITH 1,000 OR MORE SHARE OF COMMON STOCK

     If the reverse stock split is consummated, stockholders holding 1,000 or more shares of our Common Stock immediately before the reverse stock split, sometimes referred to as the "Continuing Stockholders", will:

     o continue to be our stockholders and will be the only persons entitled to vote as stockholders after the consummation of the reverse stock split; and

     o not receive cash for any of their shares of our Common Stock, including fractional shares.

     Thus, for example, if you own 1,590 shares immediately before the effective time of the reverse stock split, you will own 1.59 shares after the reverse stock split and be entitled to vote, but you will not receive any cash.

     EFFECTS ON SUNSHINE

     If the reverse stock split is consummated we intend to apply for suspension of our obligation to file public reports with the SEC as soon as practicable after such consummation.

     If the proposed merger were to be consummated under its current terms, we would issue additional shares of our Common Stock after the reverse stock split to effect the proposed acquisition of the North Dakota Companies. Continuing Stockholders will not have any preemptive or other preferential rights to purchase any shares of our Common Stock that we may issue in the future, unless such rights are specifically hereafter granted.

     After the reverse stock split has been consummated, we may, from time to time, repurchase shares of our Common Stock, in privately negotiated sales or in other transactions. The timing of any such repurchase will depend on a number of factors, including our financial condition, operating results and available capital at the time. In addition, we may be required at various times in the future to exercise our option to repurchase shares of Common Stock in order to prevent the number of our holders of record from equaling or exceeding 300. We cannot predict the likelihood, timing or prices of such purchases and they may well occur without regard to our financial condition or available cash at the time.

     We expect that upon the completion of the reverse stock split, our directors and executive officers will no longer beneficially own any of the then issued and outstanding shares of our Common Stock. The Company has no outstanding stock options, and the Company is not aware that any directors or officers intend to acquire shares while the proposed reverse stock split is pending. See "Proposal No. 1 - Special Interests of Affiliated Persons in the Transaction."

     Our Common Stock will continue to have the same par value per share following consummation of the reverse stock split.

     EFFECTS ON OUR AUTHORIZED BUT UNISSUED SHARES

     Our number of authorized shares will not be proportionately decreased in connection with the reverse stock split resulting in potential dilution and anti-takeover effects to stockholders of the Company after the effective date of reverse stock split. This will increase significantly the ability of the Board of Directors to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the outstanding shares of Common Stock after the effective date of the reverse stock split. Although the reverse stock split is not intended to have any anti-takeover effect, the Company's stockholders should note that the availability of additional authorized and unissued shares of Common Stock could make any attempt to gain control of the Company or the Company's Board of Directors more difficult or time consuming, and that the availability of additional authorized and unissued shares might make it more difficult to remove management. Although the Board of Directors currently has no intention of doing so, shares of Common Stock could be issued by the Board of Directors to dilute the percentage of Common Stock owned by a significant stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board of Directors or to meet the voting requirements imposed by applicable law with respect to a merger or other business combinations involving the Company.

     The Company does not have any agreements in place that could limit any efforts to effect a takeover or otherwise gain control of the Company or the Company's Board of Directors. The Company has no plans, proposals or arrangements to issue the additional authorized shares of its Common Stock at this time.

     SCHEDULE 13E-3 FILING

     The reverse stock split is considered a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act, because it is intended to suspend our obligation to file periodic reports with the SEC. Consequently, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

Advantages of the Reverse Stock Split Proposal

     COST SAVINGS

     As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a SEC reporting company have increased for those companies subject to Section 404 requirements. Sarbanes-Oxley will continue to have the effect of increasing the compliance burdens and potential liabilities of being a SEC reporting company. It will increase audit fees and other costs of compliance, such as securities counsel fees, as well as potential liability faced by our officers and directors. We also incur substantial indirect costs as a result of, among other things, our management's time expended to prepare and review our public filings.

     Our Board of Directors believes that by suspending our periodic reporting obligations, we will realize annual cost savings of approximately $26,500 as follows:

                                          Estimated Ongoing              Estimated Ongoing
                                           Annual Costs of              Annual Cost Savings
                                           Remaining a SEC              from Suspending SEC
PUBLIC COMPANY FEES AND COSTS:            Reporting Company            Reporting Requirements
--------------------------------------- -----------------------      ---------------------------
Filing costs                                            $3,000                           $3,000
Audit and audit related fees                            32,500                           13,500
Sarbanes-Oxley Compliance Fees (1)                       5,000                            5,000
Consultants fees                                        25,000                            5,000
                                        -----------------------      ---------------------------
TOTAL                                                  $65,500                          $26,500
                                        =======================      ===========================

(1) These fees were not incurred in 2008; however, the Company expects them to be incurred in 2009 as a result of the accountants audit of the Company's assessment of internal controls over financial reporting.

     These estimated annual cost savings reflect, among other things: (i) a reduction in audit, attestation and related fees, and (ii) the elimination of costs associated with filing periodic reports with the SEC. In addition, the estimated annual costs and cost savings do not include other costs that management and the Board of Directors believe are significant, though difficult or impossible to quantify, such as legal expenses related to being a SEC reporting company, management support time devoted to this area, and the increased risk of liability associated with being a reporting company.

     OPPORTUNITY FOR CASHED OUT STOCKHOLDERS TO SELL THEIR HOLDINGS AT OR ABOVE THE THEN-CURRENT MARKET TRADING PRICE, WITHOUT BROKERAGE FEES OR COMMISSIONS

     In connection with the reverse stock split, our Board of Directors determined that a fair price for this transaction to Cashed Out Stockholders is the $0.05 per pre-reverse stock split share as set forth in the section "Background of the Reverse Stock Split Proposal" of this proxy statement, because it provides them an opportunity to liquidate their holdings at a fair price without brokerage commissions.

     ABILITY TO CONTROL DECISION WHETHER TO REMAIN AS A STOCKHOLDER

     Another factor considered by our Board of Directors in determining the fairness of the transaction to our unaffiliated stockholders is that current holders of fewer than 1,000 shares of our Common Stock can remain as our stockholders, even if the reverse stock split is consummated, by acquiring additional shares so that they own at least 1,000 shares of our Common Stock immediately before the effective time of the reverse stock split. Conversely, stockholders that own 1,000 or more shares of our Common Stock can reduce their holdings to fewer than 1,000 shares by selling shares prior to the transaction. Our Board of Directors considered the structure of the transaction to be fair to our unaffiliated stockholders because it allows them a measure of control over the decision of whether to remain stockholders after the transaction, or to receive the cash consideration offered in connection with the reverse stock split, if the transaction is consummated.

     NO MATERIAL CHANGE IN PERCENTAGE OWNERSHIP OF CONTINUING STOCKHOLDERS

     As only an estimated 110,000 out of 4,588,653 pre-reverse stock split shares of our Common Stock would be cashed out as a result of the reverse stock split, the percentage ownership of Continuing Stockholders would be approximately the same as it was prior to the reverse stock split. For example, LICT and Mr. Gabelli currently beneficially own approximately 18.1% of the outstanding shares of our Common Stock and will beneficially own approximately 18.5% of the outstanding shares of our Common Stock following completion of the reverse stock split.. We believe that structuring the transaction in a manner that preserves the approximate percentage ownership of the Continuing Stockholders, whether affiliated or unaffiliated, supports the fairness of the transaction to all the stockholders.

     PROTECTION AGAINST INADVERTENTLY BECOMING A REPORTING COMPANY

     If the number of holders of record of our Common Stock increases to 300 or more we may be required to begin filing public reports and complying with the requirements of Sarbanes-Oxley. The right of first refusal protects us against inadvertently becoming subject to such requirements. Such protection will ensure that we do not incur the significant expenses required to comply with public reporting and related requirements.

Disadvantages of the Reverse Stock Split Proposal

     POSSIBLE REDUCTION OF PUBLIC SALE OPPORTUNITIES FOR OUR STOCKHOLDERS

     Following the transaction, we anticipate that the pink sheets market for our Common Stock may become more illiquid due to the suspension of our periodic reporting obligations, even though we currently intend voluntarily to disseminate press releases, quarterly financial statements and audited annual financial statements to our stockholders and the investment community generally.

     In addition, because of the standing option in favor of the Company to purchase any Common Stock proposed to be sold if, after a sale, the number of record holders of Common Stock would equal or exceed 300, stockholders may be deprived of the opportunity to sell their shares at prices they could otherwise obtain by selling to others. Instead, they would receive the formula specified in the amended Certificate of Incorporation, which is generally the average of the bid and asked prices for the last 60 days when the stock is, in fact, quoted in the pink sheets and may be a lower price than they could otherwise negotiate with a third party.

     LOSS OF CERTAIN PUBLICLY AVAILABLE INFORMATION

     Upon consummation of the reverse stock split, the Company intends to suspend our duty to file periodic reports with the SEC. Although we intend voluntarily to disseminate press releases, quarterly financial statements and audited financial statements, some of the information regarding our operations and financial results that is currently available to the general public and our investors may not be available after we have suspended our obligation to file reports with the SEC. Upon the suspension of our duty to file reports with the SEC, investors seeking information about us may have to contact us directly to receive such information. We cannot assure you that we will provide the requested information to an investor. While our Board of Directors acknowledges the circumstances in which such indefinite suspension of publicly available information may be disadvantageous to some of our stockholders, our Board of Directors believes that the overall benefit to us of no longer being a SEC reporting company substantially outweighs the disadvantages thereof.

     As the Company will no longer be subject to certain liability provisions of the Exchange Act and officers will no longer have to make the certifications required by Sarbanes-Oxley, stockholders could find that the information provided to them is more limited and that their recourse for alleged false or misleading statements is also more limited. See also "Proposal No. 1 - Special Interests of Affiliated Persons in the Transaction."

     POSSIBLE DELAY IN SALE OF SHARES

     As a result of the standing option in favor of the Company to purchase any Common Stock proposed to be sold if, after each sale, the number of record holders of Common Stock would equal or exceed 300, stockholders may experience a delay in their ability to sell shares to others until the Company has decided whether to exercise the right of first refusal or the time to exercise the right of first refusal has lapsed.

     NO PARTICIPATION IN FUTURE INCREASES IN VALUE OF OUR COMMON STOCK

     Cashed Out Stockholders will have no further financial interest in the Company and thus will not have the opportunity to participate in any potential appreciation in the value of our shares, including without limitation if we were to become a SEC reporting company again in the future or if we complete the contemplated acquisition of the North Dakota Companies. Our Board of Directors determined that this factor does not make the transaction unfair to our unaffiliated stockholders, because those stockholders who wish to remain stockholders after the reverse stock split can do so by acquiring additional shares so that they own at least 1,000 shares of our Common Stock before the reverse stock split.

     NO PARTICIPATION IN FUTURE UTILIZATION OF NET-LOSS CARRY-FORWARD

     The Company's only asset other than cash is a net operating loss carry-forward of approximately $3,700,000 ("NOL") which has been incurred starting in 2001 through the current year. Net operating loss carry-forwards may be carried forward for a period of 20 years. As a result, the Company's NOL will not start to expire until the year 2021. Cashed Out Stockholders will have no further financial interest in the Company and thus will not have the opportunity to benefit from any potential utilization of the Company's NOLs to offset taxable income in the future. The ability to take advantage of the NOL is dependent on the Company's ability to generate a taxable income which it has not done since 2003.

Alternative Transactions Considered

     In making the determination to submit the reverse stock split for approval by our stockholders, our Board of Directors considered the feasibility of certain other alternative transactions, as described below, each of which was ultimately rejected because of its disadvantages:

     o Issuer Tender Offer. Our Board of Directors considered the feasibility of an issuer tender offer to repurchase the shares of our Common Stock held by our unaffiliated stockholders. Although the voluntary nature of such a transaction may be an advantage for our stockholders, we would have no assurance that the transaction would result in a sufficient number of shares being tendered. In addition, the going private rules regarding the treatment of our stockholders in a tender offer, including pro-rata acceptance of offers from our stockholders, make it difficult to ensure that we would be able to reduce the number of holders of record to a level below 300.

     o Traditional Stock Repurchase Program. Repurchasing enough shares in this manner to enable us to suspend our obligation to file reports as a SEC reporting company would likely take an extended period of time, and we would have no assurance of success.

     o Odd-Lot Repurchase Program. Our Board of Directors also considered the feasibility of a transaction in which we would announce to our stockholders that we would repurchase, at a designated price per share, the shares of our Common Stock held by any stockholder who holds fewer than a specified number of shares and who offers such shares for sale pursuant to the terms of the program. The voluntary nature of such an approach could be an advantage for our stockholders. However, because our stockholders would not be required to participate in the program, we could not be certain at the outset whether a sufficient number of odd-lot stockholders would participate and thereby result in the number of holders of record being reduced to below 300. In terms of timing, such a program, especially after giving effect to any extensions of deadlines for tendering into the program, would likely necessitate a longer time frame than that of the reverse stock split.

     o Maintaining The Status Quo. Our Board of Directors also considered maintaining the status quo. In that case, we would continue to incur the expenses of being a SEC reporting company (estimated to be $65,500 in 2009) without enjoying the benefits traditionally associated with SEC reporting company status. Without taking action, the Company would gradually utilize all existing cash resources leaving no value for any of the stockholders.

     o Liquidation of the Company. Our Board of Directors also considered complete liquidation and winding down of the Company. In that case, the Company would incur an estimated $125,000 in expenses as compared to an estimated $102,500 to $127,000 of expenses in connection with the reverse stock split. In addition, liquidation removes any possibility of the potential merger or other transaction in the future without providing a substantial difference in value in the short term.

     o Proposed Merger with LICT. As discussed above, the Board of Directors is currently evaluating terms proposed by LICT regarding the potential acquisition of the North Dakota Companies, through a merger in which approximately 158,000 shares of our Common Stock (on a post- reverse stock split basis) would be issued to LICT. However, no merger agreement has been drafted, no negotiation has taken place and no more specific terms have been determined. The potential merger remains subject to the negotiation of definitive terms and the approval of both Sunshine's and LICT's boards of directors. As this process may continue to develop, the Company will continue to utilize its cash resources in maintaining its reporting company obligations. As the terms have been proposed, the value of our Common Stock is determined essentially by our cash on hand, therefore, the Board of Directors determined the reverse stock split should not wait for an outcome on the proposed merger.

Fairness of the Reverse Stock Split

     Our Board of Directors has fully reviewed and considered the terms, purpose, alternatives and effects of the reverse stock split and has unanimously determined that the transaction is in our best interests and is substantively and procedurally fair to each differently-impacted group of stockholders - those unaffiliated stockholders who will be cashed-out and those unaffiliated stockholders who will be Continuing Stockholders. Both members of the Company's Board of Directors are executive officers of the Company and as such neither of our directors is "independent" as defined by the listing standards of the Nasdaq Stock Market.

     PROCEDURAL FAIRNESS.

     Our Board of Directors considered the advantages and disadvantages of the reverse stock split discussed in the sections "Advantages of the Proposal" and "Disadvantages of the Proposal" in reaching its conclusion as to the procedural fairness of the reverse stock split to our unaffiliated stockholders in addition to the following factors. Our Board of directors believes that the reverse stock split is procedurally fair due to: (i) the requirement that the proposal receive a majority vote in order to be approved, and (ii) the ability of the unaffiliated stockholders, by taking the steps described in the tenth and eleventh questions and answers under "Questions and Answers about the Meeting and Proposals," to switch their status from Cashed Out Stockholder to Continuing Stockholder (or vice versa) as they see fit subject to the liquidity of the market for our Common Stock. The Board of Directors considered that a stockholder's ability to switch its status from Cash Out Stockholder to Continuing Stockholder (or vice versa) is subject to liquidity concerns based on the low trading volume of our Common Stock and is not a guaranteed option, however, this factor did not affect the Board's determination that the reverse stock split is procedurally fair.

     In evaluating the fairness of the reverse stock split, the Board of Directors did not receive any report, opinion or appraisal from an outside party. In an effort to retain a greater portion of our cash for our stockholders, and given the small monetary size of the proposed reverse stock split, the Company has not retained a financial advisor or an external fairness opinion. Our Board of Directors believes the reverse stock split is procedurally fair in the absence of a fairness opinion because (i) the proposal must receive a majority vote in order to be approved and the Company does not have large stockholders who can control the vote and (ii) all stockholders are being treated the same. In evaluating the fairness of the reverse stock split with respect to the unaffiliated stockholders in particular, our Board of Directors also noted that the transaction would not differentiate among stockholders on the basis of affiliate status. The sole determining factor in whether a stockholder will become a Cashed Out Stockholder or a Continuing Stockholder as a result of the reverse stock split is the number of shares held by such stockholder immediately before the effective time of the reverse stock split. For this reason the Board did not consider it necessary to appoint an unaffiliated representative to act solely on behalf of the unaffiliated stockholders in negotiating or preparing a report on the transaction nor did it structure this reverse stock split so that the vote of a majority of the unaffiliated stockholders is required nor did it spend cash resources of the Company and decrease the value to the stockholders by hiring an outside financial advisor to issue a fairness opinion. Our Board of Directors also noted that the percentage ownership of each Continuing Stockholder, whether affiliated or unaffiliated, will be approximately the same as it was prior to the reverse stock split.

     We have not made any special provision in connection with the reverse stock split to grant stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. Our Board of Directors did not consider these steps necessary to ensure the fairness of the reverse stock split. Our Board of Directors determined that such steps would be costly, time consuming and would not provide any meaningful additional benefits. Our Board of Directors determined that this proxy statement, together with our other filings with the SEC, provide adequate information for our unaffiliated stockholders to make an informed decision with respect to the transaction.

     Other than discussion of the Board of Directors, no "negotiations" regarding the reverse stock split occurred, and the Board of Directors decided the method to be used and the price per pre-reverse stock split share based solely on what it believed would be the most effective and efficient way to reduce the number of stockholders below 300.

     SUBSTANTIVE FAIRNESS

     Our Board of Directors considered the advantages and disadvantages of the reverse stock split discussed in the sections "Advantages of the Proposal" and "Disadvantages of the Proposal" and considered the feasibility of certain other alternative transactions discussed in the section "Alternative Transactions Considered" in reaching its conclusion as to the substantive fairness of the reverse stock split to our unaffiliated stockholders. Our Board of Directors did not assign specific weight to each advantage and disadvantage in a formulaic fashion, but did place special emphasis on the opportunity for unaffiliated stockholders, if they hold fewer than 1,000 shares immediately before the effective time for the reverse stock split, to sell their holdings without brokerage fees or commissions, as well as the significant cost and time savings for us. Further, Continuing Stockholders have the advantage of continuing as stockholders in a company that will not be subject to the costs associated with compliance with Section 404 of Sarbanes-Oxley.

     We are offering $0.05 per pre-reverse stock split share to be paid to Cashed Out Stockholders. In considering the formula to be used for determining the price paid to Cashed Out Stockholders, the Board of Directors, considered a number of factors, each discussed below, including the current and historical market price of our Common Stock, book value per share and cash on hand at the Company. The Board of Directors believes that $0.05 per pre-reverse stock split share provides a substantial premium to the Cashed Out Stockholders. The Board of Directors did not assign specific weight to the following factors in a formulaic fashion, but did place emphasis on the price that a stockholder would be able to obtain in the market currently, which is the only avenue for liquidity of our Common Stock. The Board also weighed the relative risks associated with each potential alternative transaction (discussed above) and in the execution of the different factors discussed below in determining a fair value. The Board of Directors noted that the Cashed-Out Shareholders are receiving a certain cash payment and are not being asked to undertake the uncertainties associated with a liquidation or potential merger transaction as discussed below. Given the small size of the proposed transaction and limited cash resources of the Company, the Company has not retained a financial advisor or hired an investment bank to render a fairness opinion in an effort to retain a greater portion of our cash for our stockholders and to preserve the value of the Company.

     NET BOOK VALUE

     Book value per share (stockholders' equity divided by outstanding shares) was approximately $.08 per share at March 31, 2009. The Board of Directors has considered book value in determining the value of the shares; however, this value will continue to decrease as the Company has additional expenditures. In addition, this valuation methodology does not incorporate the potential costs of the reverse stock split, a liquidation or other transaction expenses and therefore the Board of Directors believes the book value would decrease.

     CURRENT AND HISTORIC MARKET VALUE OF OUR COMMON STOCK

     The price of $0.05 per pre-reverse stock split share represents a premium of 150% to the current market price of $.02 per share (July 13, 2009) and a premium of 186% to the market price prior to any public disclosure of the proposed reverse stock split of $.0175 per share (April 30, 2009). During the past fifty-two weeks our Common Stock has traded in a range of $.002 to $.02 per share. The Common Stock has not traded above the reverse split price of $0.05 per pre-reverse stock split share since July 2006. The Board of Directors also considered the lack of trading and resulting illiquidity of our Common Stock.

             ---------------------------------------------------------
                                  Valuation Summary
             ---------------------------------------------------------
                  Valuation Methodology                Value per Share
             ----------------------------------------  ---------------
             Current Price                             $        0.02
             Price Offered                             $        0.05
                                                       ---------------
                    Premium Offered                             150%
             ---------------------------------------------------------

     UNDERLYING CASH VALUE OF THE COMPANY; LIQUIDATION VALUE

     As of March 31, 2009, Sunshine had approximately $378,297 of cash on hand. We estimate that it would cost a minimum of approximately $125,000 to wind down operations and distribute the cash.

             ---------------------------------------------------------
                        Underlying Cash Value per Share
             ---------------------------------------------------------
             Cash Balance (3/31/09)                       $    378,297
             Cost of Distribution and Closing                 (125,000)
                                                          ------------
             Cash Available for Distribution              $    253,297

             Outstanding Shares                              4,588,653
                                                          ------------

             Cash Value per Share                         $       0.06
                                                          ============
             ---------------------------------------------------------

     In evaluating the per share liquidation value the Board of Directors considered that $0.05 per pre-reverse stock split share represents a cash payment which would occur with the reverse stock split while the $0.06 per pre-reverse stock split share in the liquidation value represents a valuation assigned to the shares (on a pre-reverse stock split basis) that will continue to decrease each day as the Company incurs additional expenses prior to commencing and during any liquidation. In addition, the Board of Directors weighed the fact that the estimate of the cost to achieve a liquidation is an estimate and is somewhat uncertain depending upon the actual process of liquidation. The Board of Directors recognizes that the Cashed Out Stockholders are not being asked to take-on the uncertainty of the liquidation process and as such believes $0.05 per pre-reverse stock split share is fair.

     PROPOSED MERGER VALUATION

     The current terms of the merger proposed by LICT would value Sunshine shares at approximately $.08 per pre-reverse stock split share which is the equivalent to the underlying cash-on-hand after giving effect to the estimated consideration that would be paid to the Cashed Out Stockholders and cost of completing the reverse stock split. If the transaction were to be consummated under the current terms, Sunshine stockholders would own approximately 3% of the newly combined entity. In evaluating this factor, the Board of Directors considered that $0.05 per pre-reverse stock split share represents a cash payment which would occur with the reverse stock split while the $0.08 per pre-reverse stock split share represents a valuation assigned to the shares (on a pre-split basis) that would be used to effect what is only a potential merger which has not yet been definitively negotiated. In addition, the proposed valuation is based on the Company's cash-on-hand and therefore will change prior to completion of the merger if and when it is pursued. The Board of Directors recognizes that the Cashed Out Stockholders are not being asked to take-on the uncertainty of the merger transaction occurring or any of the risks associated with a potential acquisition.

     OTHER FACTORS NOT CONSIDERED

     Although potentially relevant to a determination of fairness of a reverse stock split, the Board of Directors did not consider the following factors for the reasons listed below.

     o Going Concern Value. The Board of Directors did not conduct a going concern value analysis because Sunshine is a public shell with no operations and as such this analysis will be immaterial.

     o Firm Offers. No firm offers to purchase the Company have been made in the past two calendar years or during the current calendar year. The Board of Directors did not seek any firm offers. The Board of Directors did review and discuss the potential merger with the North Dakota Companies as proposed by LICT and the analysis is set forth above.

     o Prior Stock Purchases. The Company has not purchased any of our Common Stock during the past two calendar years. As a result there are no per share purchase prices available for comparison and this factor is irrelevant

     o Report Opinion or Appraisal of Outside Party. Given the size of the proposed transaction and limited cash resources of the Company, the Company has not received a report, opinion or appraisal from any outside person including specifically a financial advisor. The Board of Directors made informal telephone inquiries to two potential financial advisors regarding an external fairness opinion. The Board of Directors was given a verbal, preliminary estimate of $65,000 to issue a fairness opinion. Such an expense would increase the administrative expenses associated with the reverse stock split (not including the expense associated with the payment to our stockholders cashed out in the reverse stock split) by approximately 40% and further reduce the Company's cash, which would further reduce the value to our stockholders. For the factors discussed above the Board of Directors did not find such an opinion material to the fairness evaluation.

Potential Acquisition of North Dakota Companies

     STATUS OF THE POTENTIAL ACQUISITION

     LICT, as the ultimate parent company of the North Dakota Companies, proposed a preliminary, non-binding term sheet dated April 30, 2009, whereby Sunshine may acquire Lynch Telephone II, L.L.C. ("Lynch II") as the holding company for the North Dakota Companies through a merger. As consideration for the acquisition, it is contemplated that the Company will issue approximately 158,000 shares (on a post-reverse stock split basis) of its Common Stock to LICT as ultimate parent company of the North Dakota Companies. The issuance of our Common Stock to LICT is estimated to result in LICT owning approximately 97% of the Company's Common Stock after the reverse stock split and potential merger. This would mean that the approximately 4,479 outstanding shares (on a post-reverse stock split basis) of Common Stock, constituting 100% of the Company's outstanding Common Stock held by its stockholders immediately prior to the merger, would represent only 3% of the Company's outstanding Common Stock upon consummation of the merger. For example, if a stockholder holds 300 shares of Common Stock (after the reverses stock split), which is approximately 6.7% of the Company's Common Stock after giving effect to the reverse stock split, that stockholder would hold approximately 0.2% of the Company's Common Stock upon consummation of the merger as currently proposed by LICT.

     Our Board of Directors presently consists of only two directors: Robert E. Dolan and David S. Ahl. Mr. Dolan also serves as our Assistant Secretary and Mr. Ahl also serves as our Chief Executive Officer. Both Mr. Dolan and Mr. Ahl will maintain their respective positions with the Company following the merger. As a result, neither of our directors are "independent" as defined by the listing standards of the Nasdaq Stock Market. Our determination is based on our belief that Mr. Dolan and Mr. Ahl are both precluded from being considered independent since each currently serves as an executive officer of the Company. In addition, Mr. Dolan currently serves as the Interim Chief Executive Officer and Interim Chief Financial Officer of LICT. Mr. Dolan would be acting on behalf of LICT in any negotiations regarding the proposed merger with Sunshine. As a result, Mr. Ahl will be the sole director and officer negotiating the merger on behalf of Sunshine. Furthermore, LICT and Mario J. Gabelli, a "control person" of LICT, currently hold approximately 18.1% of our outstanding securities and Mr. Gabelli is the beneficial owner of approximately 26% of LICT. In addition, there are a number of advisory clients of GAMCO Investors, Inc. (an investment advisory firm) ("GAMCO"), of which Mr. Gabelli is Chairman, for which GAMCO holds shares of LICT and/or Sunshine on a non-discretionary, non-managed basis. As a result, there can be no assurance that negotiations regarding the merger will result in a merger agreement on terms substantially similar to those that might be reached in an arm's length transaction where Sunshine is represented in such negotiations by a committee of independent directors.

     David S. Ahl, our Chief Executive Officer, is reviewing the terms proposed by LICT and believes that if the proposed merger moves forward it will be on terms generally consistent with those proposed by LICT. No merger agreement has been drafted, no negotiation has taken place and no more specific terms have been determined. The potential merger remains subject to the negotiation of definitive terms and the approval of both Sunshine's and LICT's boards of directors. For information on the financial condition of the North Dakota Companies see the section entitled "Financial Information" and for information on the pro forma financial condition giving effect to the merger, see the section entitled "Unaudited Pro Forma Financial Statements."

     BACKGROUND OF THE NORTH DAKOTA COMPANIES

     The North Dakota Companies consist of Inter-Community, a North Dakota limited liability company and Valley, a North Dakota "C" corporation. Lynch II is the North Dakota holding limited liability company for the wholly-owned regulated subsidiary, Inter-Community, and the wholly-owned non-regulated subsidiary, Valley. Lynch II is owned by Lynch North, LLC ("North"), which is ultimately owned by LICT. North also owns two other subsidiaries holding similar operations in Wisconsin and New Hampshire. At June 30, 2009, North had a $9.1 million loan outstanding to CoBank, secured by the assets of all three operations, and subordinated loans to previous owners of the North Dakota and Wisconsin operations totaling $2.4 million.

     Inter-Community operates a regulated facilities-based incumbent local exchange carrier ("ILEC") in nine exchanges in southeastern North Dakota, including Nome, Alice, Hannaford, Dazey, Buffalo/Wheatland, Hope, Page, Sanborn and Tower City. The 1,760 square mile ILEC service area surrounds Valley City, North Dakota, approximately 40 miles west of Fargo, North Dakota, and includes a population of 4,000 and 1,500 households. Inter-Community offers a full suite of circuit-switched, facilities-based telephone services including local dial tone, CLASS features and Internet service. Inter-Community owns 3.435% of Dakota Carrier Network, LLC ("DCN"). DCN is a limited liability company formed by a group of 15 independent telephone companies in North Dakota. DCN's goal is to establish a 100% fiber-optic network throughout North Dakota to provide broadband transport facilities to carriers and large business customers. DCN also plans to join with similar projects in adjacent states to provide a regional transport network. In addition, Inter-Community owns, through corporate entities, minority interests in two cellular telephone partners in North Dakota, RSA #3 and RSA #5, of 1.33% and 1.53%, respectively.

     Valley provides broadband and dial-up Internet service, both wireline and wireless, to Inter-Community's ILEC territory and other areas in Southeast North Dakota.

     Audited consolidated financial statements of Lynch II for the years ended December 31, 2007 and December 31, 2008 and unaudited condensed consolidated financial statements of Lynch II for the quarter ended March 31, 2009 are available herein under the section titled "Financial Information." Additional information about Inter-Community and Valley can be obtained for free from their website at www.ictc.com or by contacting Thomas J. Hearity, General Counsel, Vice President - Administration & Corporate Secretary, LICT Corporation, by mail at 401 Theodore Fremd Avenue, Rye, NY 10580 or by telephone at (914) 921-8821.

            QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS
            ---------------------------------------------------------

Q:   WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A: The Special Meeting will be held at the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on [o], 2009, at 9:30 a.m. Eastern time.

Q:   WHAT PROPOSALS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: You are being asked to vote on the approval of a proposed amendment to our Certificate of Incorporation that will provide for a 1-for-1,000 reverse stock split and to vote on the approval of a proposed amendment to our Certificate of Incorporation that will grant to the Company the right of first refusal option subsequent to the reverse stock split. You are also being asked to adjourn the meeting if necessary to solicit additional proxies and to transact such other business as may properly come before the meeting.

Q:   WHAT DOES IT MEAN TO "GO DARK" AND WHAT ARE ITS BENEFITS?

A: If the reverse stock split is consummated, we would have fewer than 300 holders of record, and we would be eligible to suspend our obligation to file reports under the Exchange Act, so that, among other things, we would not have to comply with the requirements of Sarbanes-Oxley. The shares of our Common Stock would continue to trade only in the pink sheets or in privately negotiated sales. However, if we suspend our obligation to file reports as a SEC reporting company, we currently intend to voluntarily disseminate press releases, quarterly financial statements and audited annual financial statements to our stockholders and the investment community generally. The benefits of suspending our obligation to file reports include:

     o Eliminating the costs associated with filing documents under the Exchange Act with the SEC;

     o Eliminating the costs of compliance with Sarbanes-Oxley and related regulations;

     o Affording our stockholders who hold fewer than 1,000 shares immediately before the reverse stock split the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs.

Q:   WHAT ARE THE POTENTIAL DISADVANTAGES TO "GOING DARK"?

A:   Some of the potential disadvantages include:

     o Stockholders owning fewer than 1,000 shares of our Common Stock immediately before the reverse stock split will not have an opportunity to liquidate their shares after the reverse stock split at a time and for a price of their own choosing; instead, they will be cashed out and will no longer be our stockholders and will not have the opportunity to participate in or benefit from any future potential appreciation in our value.

     o Stockholders who will continue to be our stockholders following the reverse stock split will no longer have available all of the information regarding our operations and results that is currently available in our filings with the SEC, although, as indicated above, we currently intend to continue to voluntarily disseminate press releases, quarterly and audited annual financial statements; we will no longer be subject to the liability provisions of the Exchange Act; and we will no longer be subject to the provisions of Sarbanes-Oxley, including those requiring our officers to certify the accuracy of our financial statements.

Q: HOW WILL THE REVERSE STOCK SPLIT AFFECT THE COMPANY'S DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES?

A: Our directors are David S. Ahl, Chairman, and Robert E. Dolan. Our officers are Mr. Ahl, Chief Executive Officer, and Mr. Dolan, Assistant Secretary. Each of these persons owns substantially less than 1,000 shares of our stock and will thus receive a small amount of cash in exchange for their shares as a result of the reverse stock split and will no longer be stockholders of the Company. Mr. Ahl and Mr. Dolan will remain on our Board of Directors and will maintain their current positions as officers of the Company after the effective time of the reverse stock split. In addition, our directors and officers will no longer be subject to SEC reporting requirements after the Company suspends its obligation to file reports as a SEC reporting company under the Exchange Act. Mr. Ahl is the brother-in-law of Victoria G. Kane, who currently beneficially owns approximately 16.7% of the outstanding shares of our Common Stock.

Q: IS THERE A METHOD TO PREVENT THE NUMBER OF HOLDERS OF RECORD FROM REACHING 300, THEREBY MAKING US A REPORTING COMPANY AGAIN?

A: We need to be able to keep the number of holders of record of our Common Stock below 300 in order to avoid filing public reports and complying with Sarbanes-Oxley. Therefore, the amendment to our Certificate of Incorporation that would effect the 1-for-1,000 reverse stock split would also include a standing option for us to repurchase any shares of Common Stock proposed to be transferred by a remaining stockholder if, after such proposed transfer the number of holders of record of our Common Stock would equal or exceed 300. The price to be paid for the shares pursuant to this option would be equal to (i) the mean between the bid and asked prices (as published in the pink sheets) averaged over the 60 trading days immediately preceding the date of exercise of the option on which the shares of Common Stock were actually traded, or (ii) if the Common Stock is not then traded in the pink sheets, or if such determination cannot otherwise be made, the fair market value for such shares as determined by our Board of Directors in good faith.

Q: SUNSHINE HAS BEEN PUBLICLY HELD SINCE 2000; WHAT ARE SOME OF THE REASONS FOR SUSPENDING ITS OBLIGATION TO FILE REPORTS NOW?

A: Our Board of Directors believes that we currently derive no material benefit from our status as a SEC reporting company. The low trading volume in our Common Stock has not provided significant liquidity to our stockholders. We have no present intention of raising capital through a public offering. Finally, the costs of remaining a SEC reporting company (principally compliance with section 404 of Sarbanes-Oxley) will be significant for the Company. See additional information in the section entitled "Special Factors - Reverse Stock Split Proposal - Background of the Reverse Stock Split Proposal."

Q:   AS A STOCKHOLDER, WHAT WILL I RECEIVE IN THE REVERSE STOCK SPLIT?

A: If the reverse stock split is consummated and if you own fewer than 1,000 shares of our Common Stock immediately before the effective time of the reverse stock split, you will receive cash for the amount of shares of Common Stock that you own and you will cease to be a stockholder of our Company. The amount to be received for your shares will be equal to $0.05 per pre-reverse stock split share. If you own 1,000 or more shares of our Common Stock immediately before the effective time of the reverse stock split you will continue to be our stockholder, holding whole and fractional shares (if your holdings are not divisible evenly by 1,000), and you will not receive any cash payment for any of your shares in connection with the transaction.

Q:   HOW WAS THE PRICE OF $0.05 PER PRE-REVERSE STOCK SPLIT SHARE DETERMINED?

A: As the Company has no continuing operations to value, the $0.05 price per pre-reverse stock split share is based on a number of factors including the current and historical market price of the shares, book value per share and cash on hand at the Company. The price of $0.05 per pre-reverse stock split share represents a premium of 150% to the current market price of $.02 per share (as of July 13, 2009). The Company's shares have not traded above $.02 during the past fifty-two weeks. See additional information in the section entitled "Special Factors - Reverse Stock Split Proposal - Fairness of the Reverse Stock Split."

Q: IF I OWN FEWER THAN 1,000 SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A STOCKHOLDER AFTER THE TRANSACTION?

A: If you currently own fewer than 1,000 shares of our Common Stock, you can continue to be a stockholder of our Company after the effective time of the reverse stock split by purchasing in the open market or in privately negotiated transactions sufficient additional shares to cause you to own a minimum of 1,000 shares in a single account immediately before the effective time of the reverse stock split. However, we cannot assure you that any shares will be available for purchase. In addition, you may want to (i) consolidate holdings in two or more accounts aggregating 1,000 or more shares into a single account and/or (ii) hold your shares in "street name" (if your broker or bank holds over 1,000 shares in total) and arrange with your bank or broker not to effect the cash-out for the shares it holds for you.

Q: IS THERE ANYTHING I CAN DO TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION IF I CURRENTLY OWN MORE THAN 1,000 SHARES?

A: If you currently own 1,000 or more shares, you can receive cash for shares you own as of the effective time of the reverse stock split if you reduce your ownership of our Common Stock in each of your account(s) to fewer than 1,000 shares by selling such shares in the open market or otherwise transferring them. However, we cannot assure you that any purchaser for your shares will be available.

Q: WHAT HAPPENS IF I OWN A TOTAL OF 1,000 OR MORE SHARES BENEFICIALLY, BUT I HOLD FEWER THAN 1,000 SHARES OF RECORD IN MY NAME AND FEWER THAN 1,000 SHARES WITH MY BROKER IN "STREET NAME"?

A: An example of this would be that you have 400 shares registered in your own name with our transfer agent and you have 600 shares registered with your broker in "street name." Accordingly, you are the beneficial owner of a total of 1,000 shares, but you do not own 1,000 shares of record or beneficially in the same name. If this is the case, as a result of the transaction, you would receive cash for the 400 shares you hold of record. You will also receive cash for the 600 shares held in street name assuming your broker or other nominee effects the cash-out for its beneficial owners of fewer than 1,000 shares of our Common Stock held in the broker's or nominee's name. As explained above, you can avoid this result by consolidating your holdings of 1,000 or more shares into a single account. Brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and cash-out. If you hold your shares with a broker or other nominee and if you have questions about such procedures, we encourage you to contact your broker or nominee.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO ME?

A: Stockholders who do not receive any cash as a result of the reverse stock split should not recognize any gain or loss for U.S. federal income tax purposes. For stockholders who will continue to be our stockholders after the transaction, their tax basis and holding period in the shares of our Common Stock should remain unchanged after the reverse stock split. Stockholders who will be paid cash for their shares of our Common Stock as a result of the reverse stock split should generally recognize gain or loss for U.S. federal income tax purposes. Such gain or loss will be measured by the difference between the cash received by such stockholder and the aggregate adjusted tax basis of the shares of Common Stock transferred by such stockholder. Foreign persons should consult with their own tax advisors regarding the application of U.S. federal income and withholding taxes, and backup withholding to the reverse stock split. To review the material U.S. federal income tax consequences of the reverse stock split in greater detail, please read the discussion below under the section "Proposal No. 1 - U.S. Federal Income Tax Consequences."

Q:   AM I ENTITLED TO APPRAISAL RIGHTS?

A: Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal or other similar rights in connection with the reverse stock split.

Q:   WHAT IS THE VOTING RECOMMENDATION OF THE BOARD OF DIRECTORS?

A: Our Board of Directors has determined that the reverse stock split and right of first refusal are advisable and in the best interests of our unaffiliated as well as affiliated stockholders. Our Board of Directors has therefore unanimously approved the reverse stock split and recommends that you vote "FOR" approval of this proposal at the Special Meeting. Our Board of Directors has also unanimously approved the right of first refusal and recommends that you vote "FOR" approval of this matter at the Special Meeting. See the information in the sections entitled "Proposal No. 1 - Recommendation of our Board of Directors" and "Proposal No. 2 - Recommendation of our Board of Directors."

     Our Board of Directors also recommends that you vote "FOR" the adjournment of the Special Meeting, if necessary, to solicit additional proxies.

Q: WERE THERE ADDITIONAL FACTORS SUPPORTING OUR BOARD'S DETERMINATION TO RECOMMEND APPROVAL OF THE REVERSE STOCK SPLIT?

A: In addition to considering the advantages and disadvantages of the reverse stock split discussed above, our Board of Directors based its recommendation to approve such transaction on the following:

     o Our Board of Directors' discussions and conclusions about the fairness to our unaffiliated stockholders, from a financial point of view, of the proposed fair market value to be paid to holders who own fewer than 1,000 shares of our Common Stock immediately before the effective time of the reverse stock split; and

     o Attempts of our stockholders to achieve liquidity through open market sales will likely continue to be hampered due to the low average daily trading volume of shares of our Common Stock.

     See additional information in the section entitled "Special Factors - Reverse Stock Split Proposal - Fairness of the Reverse Stock Split."

Q:   WHAT IS THE TOTAL COST TO US OF THE REVERSE STOCK SPLIT?

A: We estimate that the total cash outlay related to the reverse stock split will be approximately $102,500 to $127,000, assuming approximately $97,000 in legal, accounting and other costs to effect the proposed transaction and between $5,500 (assuming only the record holders holding fewer than 1,000 shares are cashed out) and $30,000 (assuming the nominees holding accounts with fewer than 1,000 shares elect to have those accounts cashed out) as consideration to our stockholders cashed out in the reverse stock split. This amount could be slightly larger or smaller if the number of stockholders with fewer than 1,000 shares immediately before the reverse stock split changes as a result of purchases, sales or other transfers of our Common Stock.

Q: WHAT IS THE STATUS OF THE COMPANY'S DISCUSSIONS REGARDING A POTENTIAL ACQUISITION OF THE NORTH DAKOTA COMPANIES?

A: LICT, as the ultimate parent company of the North Dakota Companies, proposed a preliminary, non-binding term sheet dated April 30, 2009, whereby Sunshine may acquire the holding company parent of the North Dakota Companies through a merger. As consideration for the acquisition, LICT's term sheet estimates that the Company will issue approximately 158,000 shares (on a post-reverse stock split basis) of its Common Stock to LICT as ultimate parent company of the North Dakota Companies. The issuance of our Common Stock to LICT is estimated to result in LICT owning approximately 97% of the Company's Common Stock after giving effect to the reverse stock split and the potential merger. David S. Ahl, our Chief Executive Officer, is reviewing the terms proposed by LICT and believes that if the proposed merger moves forward it will be on terms generally consistent with those proposed by LICT. No merger agreement has been drafted, no negotiation has taken place and no more specific terms have been determined. The potential merger remains subject to the negotiation of definitive terms and the approval of both Sunshine's and LICT's boards of directors. See additional information in the sections entitled "Special Factors - Reverse Stock Split Proposal - Potential Acquisition of North Dakota Companies," "Unaudited Pro Forma Financial Statements" and "Financial Information."

Q:   WHAT SHARES CAN I VOTE?

A: You may vote all shares of our Common Stock that you own as of the close of business on [o], 2009 (the "Record Date"). These shares include (1) shares held directly in your name as the "holder of record," and (2) shares held for you in "street name" as the "beneficial owner" through a nominee (such as a broker or bank). Nominees may have different procedures and, if you own shares in street name, you should contact them prior to voting.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Once the reverse stock split is consummated, American Stock Transfer & Trust Company, our "Exchange Agent", will send written instructions in a letter of transmittal telling you where to send your stock certificates and how you will receive any cash payments you may be entitled to receive.

Q:   CAN I VOTE MY SHARES WITHOUT ATTENDING THE SPECIAL MEETING?

A: Whether you hold your shares directly as the stockholder of record or beneficially in "street name," you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for shares held in "street name," by signing the voting instruction card included by your broker or nominee and mailing it in the enclosed, preaddressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in "How are votes counted?"

Q:   CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may change your vote by signing a new proxy card bearing a later date (which automatically revokes the earlier dated proxy card) or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause your previously signed proxy card to be revoked unless you specifically so request. For shares held beneficially by you in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

Q: WHAT ARE THE VOTING REQUIREMENTS TO APPROVE THE REVERSE STOCK SPLIT AND RIGHT OF FIRST REFUSAL AND TO ADJOURN THE MEETING IF NECESSARY?

A: Approval of the amendment to our Certificate of Incorporation to effectuate the reverse stock split and the right of first refusal will require the affirmative vote of a majority of the outstanding shares of our Common Stock. Any decision to adjourn the meeting if necessary to solicit more proxies will require the affirmative vote of a majority of the votes cast on such proposal at the Special Meeting.

Q:   HOW ARE VOTES COUNTED?

A: You may vote "FOR," "AGAINST" or "ABSTAIN" on the reverse stock split and right of first refusal and an adjournment. If you "ABSTAIN" on the proposal to approve the reverse stock split or right of first refusal it has the same effect as a vote "AGAINST." If you sign and date your proxy card with no further instructions, your shares will be voted "FOR" the approval of the reverse stock split and right of first refusal, and "FOR" adjournment, if necessary in order to solicit additional proxies, all in accordance with the recommendations of our Board of Directors.

Q:   WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A: We will announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K filed with the SEC and by amending the Schedule 13E-3 filed in connection with the reverse stock split.

Q: IF THE REVERSE STOCK SPLIT IS APPROVED BY OUR STOCKHOLDERS, MUST IT BE CONSUMMATED BY OUR BOARD OF DIRECTORS?

A: No. Our Board of Directors may abandon the reverse stock split at any time without further notice to or action on the part of our stockholders if for any reason our Board of Directors believes that the reverse stock split is no longer in the best interests of the Company or its stockholders. For instance, significant changes in the tax laws or market for the Company's Common Stock may make the consummation of the reverse stock split no longer in the best interest of the Company's stockholders. At this time, the Board of Directors intends to effectuate the reverse stock split as soon as administratively possible following stockholder approval.

Q:   HOW WILL WE OPERATE AFTER THE REVERSE STOCK SPLIT?

A: If the reverse stock split is consummated, and assuming that we have fewer than 300 holders of record after the transaction, we will suspend our obligation as a SEC reporting company and no longer be subject to the reporting and related requirements under the federal securities laws and Sarbanes-Oxley that are applicable to SEC reporting companies. We do not anticipate that the reverse stock split will have an effect on the conduct of our business.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the transactions, including the procedures for voting your shares, or if you need additional copies of this proxy statement or the enclosed proxy, without charge, you should contact us, as follows:

                                 Robert E. Dolan
                               Assistant Secretary
                            SUNSHINE PCS CORPORATION
                                65 Highland Road
                               RYE, NEW YORK 10580
                                 (701) 924-1000

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
           ----------------------------------------------------------

     This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements based on estimates and assumptions. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events, such as our future financial performance and our potential acquisition of the North Dakota Companies.

     You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms.

     Forward-looking statements are only predictions. You should not place undue reliance on forward-looking statements, which reflect management's view only as of the date of this proxy statement. The forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. To the extent there is any material change in the information discussed in this proxy statement, the Company will promptly disclose the change as required by applicable SEC rules and regulations. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time by us or our representatives, might not occur.

                          PROXIES AND VOTING PROCEDURES
                          -----------------------------

     Only stockholders of record at the close of business on the Record Date, are entitled to notice of, and to vote at, the Special Meeting of our stockholders. As of the close of business on the Record Date, [o] shares of our Common Stock were outstanding and eligible to be voted. Each share of our Common Stock is entitled to one vote on each matter submitted to our stockholders. Where a specific instruction is given in the proxy, the proxy will be voted in accordance with such instruction. If no such instruction is given, the proxy will be voted FOR the reverse stock split described below, FOR the right of first refusal described below, FOR an adjournment if necessary to solicit more proxies, and in the discretion of the proxies with respect to any other matter that is properly brought before the Special Meeting. Any stockholder giving a proxy may revoke it at any time before it is voted at the Special Meeting by delivering a written notice of revocation or a duly executed proxy bearing a later date to our Assistant Secretary or by appearing at the Special Meeting and revoking his or her proxy and voting in person.

     In order to be approved by our stockholders, the reverse stock split and right of first refusal must receive the votes of a majority of the shares of our Common Stock issued and outstanding, so abstaining has the effect of a negative vote. In order to adjourn the Special Meeting to solicit additional proxies the proposal has to receive the votes of a majority of the votes cast, so abstaining will have no effect. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers, referred to as "broker non-votes," are not counted or deemed to be present or represented for purposes of determining whether that matter has been approved by stockholders, but they are counted as present for purposes of determining the existence of a quorum at the Special Meeting.

     An automated system administered by our transfer agent tabulates the votes.

                           COST OF PROXY SOLICITATION
                           --------------------------

     This solicitation of proxies is made on behalf of our Board of Directors, and the cost thereof will be borne by us. We have employed the firm of Morrow & Co. Inc., 445 Park Avenue, 5th Floor, New York, New York, 10022, to assist in this solicitation at a cost of approximately $3,000, plus out-of-pocket expenses. We will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of our Common Stock. In addition, our officers and employees, none of whom will receive any compensation therefore in addition to their regular compensation, may solicit proxies. The solicitation may be made in person, by mail and, in addition, may be made by telegrams, electronic mail, personal interviews and by telephone.

                                 PROPOSAL NO. 1
                                 --------------

                                  AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                         TO EFFECT A REVERSE STOCK SPLIT

     We are seeking approval of the reverse stock split described above. If approved by our stockholders, and upon subsequent final action of our Board of Directors, we will file an amendment to our Certificate of Incorporation to effect a 1-for-1,000 reverse stock split of our Common Stock.

     The following discussion, together with the "Special Factors" section set forth above in this proxy statement, describes in more detail the reverse stock split.

Background of Sunshine

     We are currently a holding company with $378,297 in cash and cash equivalents as of March 31, 2009. We currently have no appreciable operations other than maintenance status as a public company.

     We were incorporated in July 2000, as the successor to Fortunet Communications, L.P. On February 22, 2001, LICT, whose name at that time was Lynch Interactive Corporation, distributed 2,821,766 shares of our Class A Common Stock, representing its 49.9% ownership it received from our incorporation, to its shareholders, on the basis of one share of our Class A Common Stock for each share of LICT's common stock outstanding. Prior to December 31, 2003, we were in the business of developing our three personal communication services licenses in Florida. On that date, we completed the sale of our three 15 megahertz C-Block personal communications services licenses to Cingular Wireless LLC ("Cingular Wireless") for $13,600,000 in cash. Pursuant to the sale agreement, we agreed to the customary indemnification of Cingular Wireless, including indemnification for losses, if any, resulting from certain regulatory matters and losses resulting from the litigation described in "Item
3. Legal Proceedings" of our most recent Annual Report on Form 10-K filed with the SEC. In related transactions, we used a portion of the sales proceeds to acquire all of our preferred stock and warrants held by LICT, formerly known as Lynch Interactive Corporation, for an aggregate amount of $7,587,000 and all of our outstanding Class B Common Stock for an aggregate amount of $613,863. On March 19, 2004, we made a cash distribution of $0.83 per share on our outstanding Class A Common Stock.

Special Interests of Affiliated Persons in the Transaction

     In considering the recommendation of our Board of Directors with respect to the reverse stock split, our stockholders should be aware that our executive officers and directors have interests in the transaction, which are in addition to, or may be different from, our stockholders generally. These interests may create potential conflicts of interest including, but not limited to, the significant increase in legal exposure for members of boards of directors of public reporting companies, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executives officers of unregistered companies, the legal exposure for the members of our Board of Directors and our executive officers will be reduced after the reverse stock split.

     Our Board of Directors presently consists of only two directors: Robert E. Dolan and David S. Ahl. Mr. Dolan also serves as our Assistant Secretary and Mr. Ahl also serves as our Chief Executive Officer. Both Mr. Dolan and Mr. Ahl will maintain their respective positions with the Company following the reverse stock split and following the proposed merger. As a result, neither of our directors is "independent" as defined by the listing standards of the Nasdaq Stock Market. Our determination is based on our belief that Mr. Dolan and Mr. Ahl are both precluded from being considered independent since each currently serves as an executive officer of the Company. In addition, Mr. Dolan currently serves as the Interim Chief Executive Officer and Interim Chief Financial Officer of LICT, the ultimate parent company of the North Dakota Companies, and Mr. Ahl is the brother-in-law of Victoria G. Kane, who currently beneficially owns approximately 16.7% of the outstanding shares of our Common Stock.

     Each of the directors and officers has indicated to us that he will vote his shares of our Common Stock in favor of authorizing the reverse stock split. Such directors and officers will receive cash or not solely basis of the number of shares held by them immediately prior to the effective time, just like unaffiliated stockholders.

Costs/Source of Funds and Expenses

     Based on estimates of the record ownership of shares of our Common Stock, the number of shares outstanding and other information as of March 31, 2009, we estimate that the total funds required to consummate the reverse stock split will be approximately $102,500 to $127,000, of which between $5,500 (assuming only the record holders holding fewer than 1,000 shares are cashed out) and $30,000 (assuming the nominees holding accounts with fewer than 1,000 shares elect to have those accounts cashed out) will be used to pay consideration to our stockholders cashed out in the reverse stock split and $97,000 will be used to pay the costs of the reverse stock split, as follows:

                     Legal fees and expenses               $87,500
                     Accounting                             $4,500
                     Proxy solicitation and
                       transfer agent fees                  $5,000
                                                           -------
                                                           $97,000
                                                           =======

     These expenses do not include the normal costs of conducting the special meeting of stockholders, because those costs would be incurred in the normal course of business of a SEC reporting company.

     We intend to fund these costs using cash on hand. As of March 31, 2009, the Company had $378,297 in cash and cash equivalent.

U.S. Federal Income Tax Consequences

     Summarized below are the material U.S. federal income tax consequences to us and to our stockholders resulting from the reverse stock split, if it is consummated. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, other applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the U.S. federal income tax consequences of the reverse stock split.

     This summary does not address all aspects of the possible U.S. federal income tax consequences of the reverse stock split and is not intended to be tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the U.S. federal income tax consequences to our stockholders in light of their individual circumstances nor to our stockholders subject to special treatment under the U.S. federal income tax laws (including tax exempt entities, life insurance companies, regulated investment companies, real estate investment trusts, financial institutions, grantor trusts, partnerships, S corporations, certain former citizens and former long-term residents of the United States, stockholders whose functional currency is not the U.S. dollar, foreign taxpayers, stockholders who hold, have held, or will hold our Common Stock as part of a straddle, hedging, or conversion transaction for U.S. federal income tax purposes or stockholders who received their Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, this summary does not address any consequences of the reverse stock split under the alternative minimum tax, U.S. federal estate or gift tax laws or any state, local or foreign tax laws.

     We will not obtain a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel regarding the U.S. federal income tax consequences to our stockholders as a result of the reverse stock split. Accordingly, you should consult your own tax advisor regarding the specific tax consequences to you of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws applicable to your specific circumstances.

     This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a corporation or entity taxable as a corporation for U.S. federal income tax purposes created or organized under U.S. law (federal, state or the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxes regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust, or the trust has elected validly to be treated as a U.S. Person for U.S. federal income tax purposes. This summary also assumes that you have held and will continue to hold your shares of our Common Stock as capital assets (generally, for investment) for U.S. federal income tax purposes.

     We believe that the reverse stock split should be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material U.S. federal income tax consequences to Sunshine or to our stockholders who do not receive cash in the transaction. However, if you are receiving cash in the transaction, you may not qualify for tax-free "recapitalization" treatment for U.S. federal income tax purposes.

     STOCKHOLDERS WHO DO NOT RECEIVE CASH IN CONNECTION WITH THE REVERSE STOCK SPLIT

     If you (1) continue to hold Common Stock directly immediately after the reverse stock split, and (2) you receive no cash as a result of the reverse stock split, you should not recognize any gain or loss in the reverse stock split for U.S. federal income tax purposes. Your aggregate adjusted tax basis in your shares of our Common Stock held immediately after the reverse stock split will be equal to your aggregate adjusted tax basis in such shares held immediately prior to the reverse stock split and you will have the same holding period or periods in your Common Stock as you had in such Common Stock immediately prior to the reverse stock split.

     STOCKHOLDERS WHO RECEIVE CASH IN CONNECTION WITH THE REVERSE STOCK SPLIT

     If you (1) receive cash in exchange for your shares of our Common Stock as a result of the reverse stock split, (2) you do not continue to directly or indirectly hold any Common Stock immediately after the reverse stock split, and
(3) you are not related to any person or entity that holds Common Stock immediately after the reverse stock split, you should recognize capital gain or loss on the reverse stock split for U.S. federal income tax purposes, with such gain or loss measured by the difference between the cash you received and your aggregate adjusted tax basis in such Common Stock. This tax treatment is the same for each of Mr. Ahl and Mr. Dolan who will each receive cash in exchange for their shares of Common Stock as a result of the reverse stock split.

     If you receive cash in exchange for your shares of our Common Stock as a result of the reverse stock split, but either continue to directly or indirectly own stock immediately after the reverse stock split, or are related to a person or entity who continues to hold stock immediately after the reverse stock split, you should recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either is "not essentially equivalent to a dividend," or constitutes a "substantially disproportionate redemption of stock," as described below.

     o "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the reverse stock split (taking into account for this purpose the Common Stock owned by persons related to you) is considered a "meaningful reduction" given your particular facts and circumstances. The IRS has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation will satisfy this test. Any stockholder that intends to rely on this test should consult their own tax advisor.

     o "Substantially Disproportionate Redemption of Stock." The receipt of cash in the reverse stock split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of our Common Stock owned directly or indirectly by you (and by persons related to you) immediately after the reverse stock split is (a) less than 50% of all outstanding shares and (b) less than 80% of the percentage of shares of our Common Stock owned by you immediately before the reverse stock split.

     In applying these tests, you will be treated as owning shares of our Common Stock actually or constructively owned by certain individuals and entities related to you under rules described in Section 318 of the Code. If your receipt of cash in exchange for Common Stock is not treated as capital gain or loss under any of the tests described above, it will be treated first as ordinary dividend income to the extent of your ratable share of Sunshine's current and accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See "Capital Gain and Loss" and "Special Rate for Certain Dividends," below.

     CAPITAL GAIN AND LOSS

     For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized by individuals from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

     SPECIAL RATE FOR CERTAIN DIVIDENDS

     In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the reverse stock split that is treated as a "qualified dividend," if (i) you are an individual or other non-corporate stockholder, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. To the extent a stockholder that is a corporation (other than a corporation electing to be treated under Subchapter S of the Code) is treated as receiving a dividend, the corporate stockholder generally will be entitled to a dividend received deduction, and may be subject to the "extraordinary dividend" rules under section 1059 of the Code. You are urged to consult with your tax advisor regarding the appropriate federal, state, local, foreign or other tax treatment of, any such dividend income.

     BACKUP WITHHOLDING

     Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the reverse stock split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each Stockholder to deliver such information when the Common Stock certificates are surrendered following the effective time of the reverse stock split. Failure to provide such information may result in backup withholding at a rate of 28%. Backup withholding is not an additional tax; rather, a taxpayer is entitled to a credit against its U.S. federal income taxes for the amount of any backup withholding.

     THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IS GENERAL IN NATURE AND DOES NOT INCLUDE ALL CONSEQUENCES TO EVERY STOCKHOLDER UNDER FEDERAL, STATE, LOCAL, OR FOREIGN TAX LAWS. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

Appraisal Rights

     Under the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws, our stockholders are not entitled to appraisal rights. We are not aware of any similar rights available under any applicable law, regulation, custom or contract to security holders who object to the transaction.

Votes Required

     In order to approve the reverse stock split, stockholders holding a majority of the shares of our Common Stock outstanding and entitled to vote at the Special Meeting of stockholders, voting together as a single class, must approve the filing of the certificate of amendment to our Certificate of Incorporation to effect the reverse stock split. Following this stockholder approval, our Board of Directors will determine when, and if, to file the amendment with the Secretary of State of the State of Delaware.

Recommendation of Our Board of Directors

     Our Board of Directors has unanimously determined that the reverse stock split is substantively and procedurally fair to, and in the best interests of, us and our stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE CERTIFICATE OF AMENDMENT TO SUNSHINE'S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

     Please note that voting "FOR" the proposal does not mean that the reverse stock split will be consummated. By voting "FOR" the proposal, you are giving our Board of Directors the discretion to reject (and not implement) the reverse stock split (even after the amendment is approved by the stockholders). If for any reason the reverse stock split is not approved, or, if approved, not implemented, we will not be able to suspend our obligation to file reports as a SEC reporting company, unless and until such time as we are eligible to do so and our Board of Directors decides to do so.

     PLEASE NOTE THAT BOTH PROPOSAL NO. 1, THE REVERSE STOCK SPLIT, AND PROPOSAL NO. 2 BELOW, THE OPTION TO REPURCHASE SHARES, MUST BOTH BE APPROVED BY OUR STOCKHOLDERS OR NEITHER PROPOSAL WILL TAKE EFFECT.

                                 PROPOSAL NO. 2
                                 --------------

                                  AMENDMENT TO
                                  ------------
                          CERTIFICATE OF INCORPORATION
                          ----------------------------
                      TO GRANT OPTION TO REPURCHASE SHARES
                      ------------------------------------

     In connection with the reverse stock split described above, we are seeking approval of an amendment to our Certificate of Incorporation granting to us an option to repurchase any shares of Common Stock proposed to be transferred if the proposed transfer would cause the number of holders of record of our Common Stock to equal or exceed 300. The purpose of the option is to ensure that the Company does not, inadvertently, become subject to federal securities law reporting requirements and Section 404 in the future. If approved by our stockholders, and upon subsequent final action of our Board of Directors, we will file an amendment to our Certificate of Incorporation to effect the option to repurchase shares of our Common Stock.

     The price to be paid for the shares pursuant to this option would be equal to (i) the mean between the bid and asked prices (as published in the pink sheets) averaged over the 20 trading days immediately preceding the date of exercise of the option on which the shares of Common Stock were actually quoted or (ii) if the Common Stock is not then quoted in the pink sheets, or if such determination cannot otherwise be made, the fair market value for such shares as determined by our Board of Directors in good faith. The Board of Directors arrived at this calculation as the appropriate formula to repurchase shares for fair market value at a date in the future given the limited liquidity expected following the effective date of the reverse stock split.

     We will have 15 days to exercise our option upon becoming aware of a proposed transfer that would cause the number of holders of record of our Common Stock to equal or exceed 300.

     The Board of Directors did not enter into a separate analysis regarding the fairness of this Proposal No. 2 apart from Proposal No. 1. The Company incurs significant direct and indirect costs associated with compliance with the Exchange Act's filing and reporting requirements imposed on reporting companies. The cost of this compliance has increased significantly with the implementation of the provisions of Sarbanes-Oxley, including but not limited to, significant costs and burdens of compliance with the internal control audit requirements of
Section 404 of Sarbanes-Oxley, more commonly referred to in this proxy statement as Section 404. The cost of Section 404's internal control procedures is unduly burdensome and costly, considering our size and our decentralized control environment. The primary purpose of effecting the reverse stock split is to avoid incurring such substantial costs as a result of being an SEC reporting company. The Company is incurring expenses in the range of approximately $102,500 to $127,000 to effect the reverse stock split at this time. As a result, the Board of Directors determined the Company needs to be able to keep the number of holders of record of our Common Stock below 300 in order to avoid filing public reports and complying with Sarbanes-Oxley at some future time and conserving the Company's only asset which is cash. As a result, the Board of Directors determined that it was in the best interests of our stockholders to include an amendment to our Certificate of Incorporation, which would also include a standing option for us to repurchase any shares of Common Stock proposed to be transferred by a remaining stockholder if, after such proposed transfer the number of holders of record of our Common Stock would equal or exceed 300.

     The following discussion, together with the "Special Factors" section set forth above in this proxy statement, describes in more detail the standing option on the part of the Company to reacquire shares to keep the number of holders of record below 300.

Special Interests of Affiliated Persons in the Transaction

     In considering the recommendation of our Board of Directors with respect to the standing option to repurchase shares, our stockholders should be aware that our executive officers and directors have interests in the transaction, which are in addition to, or may be different from, our stockholders generally. These interests may create potential conflicts of interest including, but not limited to, the significant increase in legal exposure for members of boards of directors of public reporting companies, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executives officers of unregistered companies, the legal exposure for the members of our Board of Directors and our executive officers will be reduced after the reverse stock split.

     Our Board of Directors presently consists of only two directors: Robert E. Dolan and David S. Ahl. Mr. Dolan also serves as our Assistant Secretary and Mr. Ahl also serves as our Chief Executive Officer. Both Mr. Dolan and Mr. Ahl will maintain their respective positions with the Company following the reverse stock split and following the proposed merger. As a result, neither of our directors is "independent" as defined by the listing standards of the Nasdaq Stock Market. Our determination is based on our belief that Mr. Dolan and Mr. Ahl are both precluded from being considered independent since each currently serves as an executive officer of the Company. In addition, Mr. Dolan currently serves as the Interim Chief Executive Officer and Interim Chief Financial Officer of LICT, the ultimate parent company of the North Dakota Companies, and Mr. Ahl is the brother-in-law of Victoria G. Kane, who currently beneficially owns approximately 16.7% of the outstanding shares of our Common Stock.

Appraisal Rights

     Under the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws, our stockholders are not entitled to appraisal rights. We are not aware of any similar rights available under any applicable law, regulation, custom or contract to security holders who object to the transaction.

Votes Required

     In order to approve the standing option to repurchase shares, stockholders holding a majority of the shares of our Common Stock outstanding and entitled to vote at the Special Meeting of stockholders, voting together as a single class, must approve the filing of the certificate of amendment to our Certificate of Incorporation to grant us the option to repurchase shares. Following this stockholder approval, our Board of Directors will determine when, and if, to file the amendment with the Secretary of State of the State of Delaware.

Recommendation of Our Board of Directors

     Our Board of Directors has unanimously determined that the option to repurchase shares is in the best interests of, us and our stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE CERTIFICATE OF AMENDMENT TO COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT THE OPTION TO REPURCHASE SHARES.

     Please note that voting "FOR" the proposal does not mean that we will exercise our option to repurchase shares. By voting "FOR" the proposal, you are giving our Board of Directors the option to repurchase shares at its discretion if a proposed transfer would cause the number of holders of record of our Common Stock to equal or exceed 300.

     PLEASE NOTE THAT BOTH PROPOSAL NO. 1 ABOVE, THE REVERSE STOCK SPLIT, AND PROPOSAL NO. 2, THE OPTION TO REPURCHASE SHARES, MUST BOTH BE APPROVED BY OUR STOCKHOLDERS OR NEITHER PROPOSAL WILL TAKE EFFECT.

                           MARKET RELATED INFORMATION
                           --------------------------

Market for Common Stock; Stockholders

     Our Common Stock currently trades on the pink sheets under the symbol "SNSHA.PK". On [o], 2009, the most recent practicable date prior to the printing of this proxy statement, the closing price for our Common Stock was $[o] per share, and there were approximately [o] stockholders of record. The following table lists the high and low sales prices of our Common Stock for the periods indicated below.

    PERIOD                                            HIGH           LOW
    ------                                            ----           ---

    Fiscal Year Ended December 31, 2006
             1st Quarter                              $  .06         $  .015
             2nd Quarter                              $  .05         $  .010
             3rd Quarter                              $  .14         $  .040
             4th Quarter                              $  .12         $ .1125

    Fiscal Year Ended December 31, 2007
             1st Quarter                              $ .015         $  .002
             2nd Quarter                              $ .015         $  .015
             3rd Quarter                              $ .015         $  .015
             4th Quarter                              $ .040         $  .010

    Fiscal Year Ending December 31, 2008
             1st Quarter                              $  .03         $  .002
             2nd Quarter                              $  .01         $  .003
             3rd Quarter                              $ .003         $  .003
             4th Quarter                              $ .004         $  .003

Dividend Policy

     The Company has not paid a cash dividend since the March 16, 2004 cash distribution on our Common Stock of $0.83 per share. There are no legal or contractual restrictions on the Company's ability to pay dividends; however, the 2004 cash dividend is the only dividend distribution by the Company since its inception and the Company does not currently intend to pay dividends.

Stock Purchases

     During the last two fiscal years ended December 31, 2007 and December 31, 2008, the Company did not repurchase any of its shares from its stockholders.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
                        --------------------------------

     The following table sets forth, as of June 30, 2009, the most recent practicable date, certain information with respect to all persons known to us to each beneficially own more than 5% of our shares of Common Stock, which is our only class of voting stock outstanding. The table also sets forth information with respect to our Common Stock beneficially owned by the directors, by each nominee for director, by each of the executive officers named in the Summary Compensation Table, and by all directors, nominees for director and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has the sole or shared voting or investment power or any shares that the person can acquire within 60 days, such as through exercise of stock options or conversions of securities. Except as otherwise indicated, our stockholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in filings with the SEC or has otherwise been furnished to us by persons named in the table.

                         NAME OF                                    AMOUNT AND NATURE                  PERCENT
                    BENEFICIAL OWNER                             OF BENEFICIAL OWNERSHIP              OF CLASS
                    ----------------                             -----------------------              --------
Fortunet Wireless Communications Corporation                             767,328                        16.7%
Victoria G. Kane(2)                                                      767,328                        16.7%
Mario J. Gabelli(3)                                                     829,980(4)                      18.1%
LICT Corporation(5)                                                      294,217                        6.4%
Robert E. Dolan                                                           525(6)                          *
All Directors and Executive Officers as a Group (2 in total)              525                             *

*Less than 1%

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days upon the exercise of options and warrants and the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable or convertible (i.e., that are exercisable or convertible within 60 days) have been exercised or converted.

(2) Victoria G. Kane is the sole stockholder of Fortunet Wireless Communication Corporation, and therefore shares owned by Fortunet Wireless Communication Corporation are set forth in the table as beneficially owned by Victoria G. Kane. The address of Fortunet Wireless Communications Corporation and Victoria
G. Kane is 350 Stuyvesant Avenue, Rye, New York 10580.

(3) Includes shares beneficially owned by LICT. Mario J. Gabelli is a "control person" of LICT and therefore shares beneficially owned by LICT are set forth in the table as beneficially owned by Mr. Gabelli. Mr. Gabelli disclaims beneficial ownership of the shares held by LICT except for his interest therein. The address of Mr. Gabelli is 401 Theodore Fremd Avenue, Rye, New York 10580.

(4) Includes (i) 350,014 shares owned directly by Mr. Gabelli (including 8,027 held for the benefit of Mr. Gabelli under LICT Corporation's 401(k) Savings
Plan), (ii) 10,750 shares owned by a charitable foundation of which Mr. Gabelli is a trustee, (iii) 175,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has approximately a .5% interest and (iv) 294,217 shares of Class A Common Stock owned by LICT. Mr. Gabelli disclaims beneficial ownership of the shares owned by LICT, the foundation and by the partnership, except for his interest therein. The address of Mr. Gabelli is 401 Theodore Fremd Avenue, Corporate Center at Rye, Rye, NY 10580.

(5) The address of LICT is 401 Theodore Fremd Avenue, Rye, New York 10580.

(6) Includes 70 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power and 55 shares held for the benefit of Mr. Dolan under LICT Corporation's 401(k) Savings Plan.

            PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS
            ---------------------------------------------------------

     In 2003, we used a portion of the sales proceeds from the sale of our three licenses to acquire all of our preferred stock and warrants held by LICT (formerly known as, Lynch Interactive Corporation) for an aggregate amount of $7,587,000 and all of our outstanding Class B Common Stock for an aggregate amount of $613,863.

     There are no agreements between the Company or the Company's executive officers and directors and any other person with respect to any shares of the Company's Common Stock.

     Except as set forth in the section entitled "Special Factors - Acquisition of the North Dakota Companies," the Company is not aware of any arrangements that may result in a change of control of the Company and the Company has no plans, proposals or negotiations that relate to or would result in (i) any purchase or sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the policy, indebtedness or capitalization of the Company; (iii) any change in the present Board of Directors or the executive officers of the Company, including plans or proposals to change the number or term of a director or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company's structure or business.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                    ----------------------------------------

     The following unaudited pro forma condensed combined financial statements give effect to the reverse stock split and the potential acquisition of the North Dakota Companies by Sunshine. For accounting purposes, the North Dakota Companies are considered to be acquiring Sunshine in the merger inasmuch as the existing members of the North Dakota Companies will have a controlling interest in the combined company.

     The pro forma information below gives effect of the reverse stock split based on shares repurchased and cessation of expenses incurred as a SEC reporting company. The reverse stock split assumes that 110,000 pre-reverse stock split shares are cashed out at a price of $0.05 per pre-reverse stock split share. At December 31, 2008, the Company's net book value per share was $0.094 and the pro forma book value after giving effect to the reverse stock split is $80.274 at December 31, 2008.

     The unaudited pro forma condensed combined balance sheet as of March 31, 2009 gives effect to the reverse stock split and proposed merger as if each occurred on March 31, 2009 and with respect to the merger combines the historical balance sheets of the North Dakota Companies and Sunshine as of March 31, 2009. The North Dakota Companies balance sheet information was derived from its unaudited consolidated balance sheet as of March 31, 2009 included herein. The Sunshine balance sheet information was derived from its unaudited balance sheet included in its Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC and incorporated by reference in this proxy statement.

     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 are presented as if each of the reverse stock split and proposed merger was consummated on January 1, 2008, and with respect to the merger combine the historical results of Sunshine and the North Dakota Companies for the year ended December 31, 2008, respectively. The historical results of the North Dakota Companies were derived from its audited consolidated statement of operations for the year ended December 31, 2008, included herein. The historical results of Sunshine were derived from its audited statement of operations included in its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC and incorporated by reference in this proxy statement.

     The unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 2009 are presented as if each of the reverse stock split and proposed merger was consummated on January 1, 2009, and with respect to the merger combine the historical results of Sunshine and the North Dakota Companies for the quarter ended March 31, 2009, respectively. The historical results of the North Dakota Companies were derived from its unaudited consolidated statement of operations for the quarter ended March 31, 2009, included herein. The historical results of Sunshine were derived from its unaudited statement of operations included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC and incorporated by reference in this proxy statement.

     The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods, or the results that actually would have been realized had the reverse stock split occurred as of the dates presented or Sunshine and the North Dakota Companies been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this proxy statement. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of the North Dakota Companies for the year ended December 31, 2008 and quarter ended March 31, 2009, both included herein, and the historical financial statements of Sunshine included in its Annual Report on Form 10-K for the year ended December 31, 2008 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both as filed with the SEC and incorporated by reference in this proxy statement.

                            Sunshine PCS Corporation
                        Pro Forma Statement of Operations
                      For the Year Ended December 31, 2008

                                                                                      Lynch
                                             Sunshine                  Sunshine     Telephone
                                               PCS                        PCS          II,
                                           Corporation   Pro Forma    Corporation    LLC and     Pro Forma
                                            Pre-Split   Adjustments   Post-Split   Subsidiaries Adjustments       Pro Forma
                                           -----------------------------------------------------------------    ---------------
Revenues                                   $        --  $        --   $        --   $4,365,358  $       --         $4,365,358
                                           -----------------------------------------------------------------    ---------------

Costs and expenses:
  Operating expenses (excluding
   depreciation related to network assets
   included below)                                                                   1,483,265                       1,483,265
  General and administrative expenses           73,281      (21,500)(a)    51,781      855,600                         907,381
  Depreciation                                                                         763,823                         763,823
                                           -----------------------------------------------------------------    ---------------
           Total costs and expenses             73,281      (21,500)       51,781    3,102,688          --           3,154,469
                                           -----------------------------------------------------------------    ---------------
Net operating income                           (73,281)      21,500       (51,781)   1,262,670          --           1,210,889
                                           -----------------------------------------------------------------    ---------------
Other income(expense):
  Investment income                              9,947                      9,947      265,710                         275,657
  Interest expense                                                                                (550,744)(c)        (550,744)
  Equity in earnings of invested                                                       215,816                         215,816
                                           ------------               --------------------------------------    --------------
           Total other income                    9,947                      9,947      481,526    (550,744)            (59,271)
                                           ------------               --------------------------------------    ---------------

Income before income taxes                     (63,334)      21,500       (41,834)   1,744,196    (550,744)          1,151,618
Income tax expense                                                                    (650,526)    242,542 (c)        (407,984)
                                           -----------------------------------------------------------------    ---------------
Net income                                    ($63,334)     $21,500      ($41,834)  $1,093,670   ($299,402)       $    743,634
                                           =================================================================    ===============
Basic and diluted loss per common share         ($0.01)                    ($9.34)                                $       4.58
                                           ============               ============                              ===============

Weighted average shares used in basic
 computation                                 4,588,653    4,584,174 (b)      4,479                 157,823 (e)         162,301
                                           ============ ============= ============              ============    ===============

NOTES:
------

(a) Based on net cost saving of $21,500 as the estimated ongoing annual cost savings from suspending SEC reporting obligations. Excludes reorganization expenses associated with the reverse stock split of $69,500.

(b) Reduction in shares from reverse split and share redemption.

(c) Interest expense on debt financing transferred to and issued by Lynch Telephone II, LLC and Subsidiaries prior to merger. Assumes the debt was incurred January 1, 2008.

(d) Federal and state tax benefit associated with Sunshine PCS Corporations operating loss and interest expense on debt transferred and issued.

(e) Current estimate of additional shares to be issued by Sunshine PCS Corporation to acquire Lynch Telephone II, LLC and Subsidiaries.

                            Sunshine PCS Corporation
                        Pro Forma Statement of Operations
                    For the Three Months Ended March 31, 2009

                                            Sunshine                      Sunshine         Lynch
                                               PCS       Adjustments         PCS       Telephone II,   Adjustments
                                           Corporation       and         Corporation      LLC and          and
                                            Pre-Split    Eliminations     Post-Split    Subsidiaries   Eliminations     Pro Forma
                                          ----------------------------   -------------------------------------------   -------------
Revenues                                  $         --   $       --      $        --   $  1,072,673    $       --      $ 1,072,673
                                          ----------------------------   -------------------------------------------   -------------

Costs and expenses:
Operating expenses (excluding
depreciation related to network assets
included below)                                                                             398,468                        398,468
  General and administrative expenses           48,709      (37,420)(a)       11,289        209,417                        220,706
  Depreciation                                                                              207,839                        207,839
                                          ----------------------------   -------------------------------------------   -------------
           Total costs and expenses             48,709      (37,420)          11,289        815,724            --          827,013
                                          ----------------------------   -------------------------------------------   -------------

Net operating income                           (48,709)      37,420          (11,289)       256,949            --          245,660
                                          ----------------------------   -------------------------------------------   -------------

Other income(expense):
  Investment income                                410                         9,947         80,391                         90,338
   Interest expense                                               0                                      (137,686)(c)     (137,686)
  Equity in earnings of investee                                                             64,201                         64,201
                                          ----------------------------   -------------------------------------------   -------------
           Total other income                      410           --            9,947        144,592      (137,686)          16,853
                                          ----------------------------   -------------------------------------------   -------------

Income before income taxes                     (48,299)      37,420           (1,342)       401,541      (137,686)         262,513

Income tax expense                                                0                        (142,586)       56,904 (d)      (85,682)
                                          ----------------------------   -------------------------------------------   -------------

Net income                                    ($48,299)     $37,420          ($1,342)  $    258,955      ($80,782)     $   176,831
                                          ============================   ===========================================   =============

Basic and diluted loss per common share         ($0.01)                       ($0.30)                                  $      1.09
                                          ==============                 =============                                 =============

Weighted average shares used in basic
computation                                  4,588,653   (4,584,174)(b)        4,479                      157,823 (e)      162,301
                                          ============================   =============                 =============   =============

(a) Based on cost saving of $4,500 estimated ongoing cost savings from suspending SEC reporting obligations and reorganization expenses associated with reverse stock split of $32,920.

(b) Reduction in shares from reverse stock split and share redemption.

(c) Interest expense on debt financing transferred to and issued by Lynch Telephone II, LLC and Subsidiaries prior to merger based on the assumption that the debt was incurred January 1, 2009.

(d) Federal and state tax benefit associated with Sunshine PCS Corporations operating loss and Interest expense on debt transferred and issued.

(e) Current estimate of additional shares to be issued by Sunshine PCS Corporation to acquire Lynch Telephone II, LLC and Subsidiaries.

                            Sunshine PCS Corporation
                             Pro Forma Balance Sheet
                                 March 31, 2009

                                            Sunshine                       Sunshine         Lynch
                                               PCS       Adjustments         PCS        Telephone II,   Adjustments
                                           Corporation       and         Corporation       LLC and          and
                                            Pre-Split    Eliminations     Post-Split    Subsidiaries    Eliminations     Pro Forma
                                          ----------------------------   -------------------------------------------    ------------
Current assets:
  Cash and cash equivalents                    $378,297    ($102,500)(a)    $275,797      $1,017,996          $-- (a)    $1,293,793
Accounts receivable, less allowance of
$1,000 in 2008 and in 2007                                                                   421,647                        421,647
  Restricted deferred compensation -
    current portion                                                                           47,554                         47,554
  Deferred income taxes                                                                       78,451                         78,451
  Other current assets                           36,808                       36,808          95,721                        132,529
                                          ----------------------------   -------------------------------------------    ------------
           Total current assets                 415,105     (102,500)        312,605       1,661,369           --         1,973,974
                                          ----------------------------   -------------------------------------------    ------------

Property, plant and equipment--at cost:
  Land                                                                                        13,266                         13,266
  Building                                                                                 1,087,081                      1,087,081
  Plant and equipment                                                                     16,315,433                     16,315,433
  Construction in progress                                                                        --                              0
                                          ----------------------------   -------------------------------------------    ------------
                                                     --           --              --      17,415,780           --        17,415,780
  Accumulated depreciation                                                               (13,029,511)                   (13,029,511)
                                          ----------------------------   -------------------------------------------    ------------
          Total property, plant and
           equipment--net                            --           --              --       4,386,269           --         4,386,269
                                          ----------------------------   -------------------------------------------    ------------

Notes receivable from affiliates                                                           2,966,630                      2,966,630
Investments                                                                                1,110,522                      1,110,522
Excess of cost over fair value of net
assets acquired                                                                            1,772,179                      1,772,179
Restricted deferred compensation - net
of current portion                                                                                --                             0
                                          ----------------------------   -------------------------------------------    ------------
         Total                                 $415,105    ($102,500)       $312,605     $11,896,969          $--       $12,209,574
                                          ============================   ===========================================    ============

Current liabilities:
  Trade accounts payable                        $28,885          $--          $9,500        $188,373          $--           197,873
  Accrued expenses and other liabilities                                                     387,310                        387,310
  Due to affiliates                                                                        1,179,432                      1,179,432
  Income taxes payable                                                                       796,507                        796,507
  Deferred compensation - current
portion                                                                                       47,554                         47,554
   Long-term debt - current portion                                0                                      550,000           550,000
                                          ----------------------------   -------------------------------------------    ------------
       Total current liabilities                 28,885           --           9,500       2,599,176      550,000         3,158,676

                                            Sunshine                       Sunshine         Lynch
                                               PCS       Adjustments         PCS        Telephone II,   Adjustments
                                           Corporation       and         Corporation       LLC and          and
                                            Pre-Split    Eliminations     Post-Split    Subsidiaries    Eliminations     Pro Forma
                                          ----------------------------   -------------------------------------------    ------------
Long-term debt                                                                                          7,021,800 (b)     7,021,800
Deferred income taxes                                                                      1,522,071                      1,522,071
Deferred compensation - net of current
portion                                                                                           --                              0
                                          ----------------------------   -------------------------------------------    ------------
       Total liabilities                         28,885            0           9,500       4,121,247    7,571,800        11,702,547
                                          ----------------------------   -------------------------------------------    ------------

Stockholders' equity

Class A:  no par value Authorized
shares-20,000,000; 4,588,653 shares
issued and outstanding at December 31,
2008 and 2007                                        --                           --                                              0
Class B:  no par value Authorized
shares-9,000,000; no shares outstanding
at December 31, 2008 and 2007                        --                           --                                              0
Additional paid-in capital                   80,514,012       (5,500)(a)  80,508,512                      (55,033)  (c)  80,453,479
Accumulated deficit                         (80,127,792)     (97,000)(a) (80,224,792)                                    80,224,792)
 Member's equity                                                                           7,775,722   (7,775,722)(b,c)           0
                                          ----------------------------   -------------------------------------------    ------------
  Stockholders' equity                          386,220     (102,500)        283,720        7,775,722  (7,830,755)          228,687
                                          ----------------------------   -------------------------------------------    ------------

Total liabilities and stockholders'
equity                                         $415,105    ($102,500)       $293,220     $11,896,969     ($258,955)     $11,931,234
                                          ============================   ===========================================    ============

NOTES:
------

(a) Based on Sunshine's forecast that a result of the reverse stock split 110,000 shares will be exchanged for $5,500 in cash and $97,000 of reorganization expenses will be incurred as part of the restructuring.

(b) Debt financing transferred to and issued by Lynch Telephone II, LLC and Subsidiaries prior to merger.

(c) Recapitalization adjustment to transfer Member's Equity balance.


                              AVAILABLE INFORMATION
                              ---------------------

     We file annual, quarterly and current reports, proxy statements, and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at Station Place, 100F Street, N.W., Washington, D.C. 20549.

     You may obtain information regarding the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F. Street N.W., Washington, D.C. 2549, at prescribed rates.

     Any person, including any beneficial owners, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning Sunshine, without charge, by written or telephonic request directed to us at Sunshine PCS Corporation, 65 Highland Road, Rye, New York 10580 or by calling Robert Dolan at (701) 924-1000.

     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated o, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

                       DOCUMENTS INCORPORATED BY REFERENCE
                       -----------------------------------

     The following documents are incorporated by reference in this proxy statement and included herewith:

     o    Annual Report on Form 10-K for the year ended December 31, 2008.

     o    Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

     o    Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.


     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     The information incorporated by reference in this proxy statement (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into such information), is included in the mailing of the proxy statement to all stockholders.

                                  OTHER MATTERS
                                  -------------

     Our Board of Directors knows of no other matters that are likely to come before the Special Meeting. If any other matters should properly come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

        FINANCIAL INFORMATION -- LYNCH TELEPHONE II, LLC AND SUBSIDIARIES

                   Index to Consolidated Financial Statements

                                                                            Page
                                                                            ----
Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                      F-1

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
 DECEMBER 31, 2008 and 2007:

       Balance Sheets                                                        F-2

       Statements of Income                                                  F-3

       Statements of Changes in Member's Equity                              F-4

       Statements of Cash Flows                                              F-5

       Notes to Consolidated Financial Statements                            F-6

Condensed Consolidated Financial Statements as of and for the three months ended March 31, 2009 and 2008:

       Condensed Consolidated Balance Sheets                                F-14

       Condensed Consolidated Statements of Income                          F-15

       Condensed Consolidated Statements of Cash Flows                      F-16

       Notes to Condensed Consolidated Financial Statements                 F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     To the Board of Directors and Stockholders of Lynch Telephone II, LLC Rye,
NY

     We have audited the accompanying consolidated balance sheets of Lynch Telephone II, LLC and Subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in member's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Minneapolis, MN

April 27, 2009

LYNCH TELEPHONE II, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 and 2007
--------------------------------------------------------------------------------------------

                                                                    2008             2007
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                     $    787,595    $  1,372,714
  Accounts receivable -- less allowance of $1,000 in 2008 and
    in 2007                                                          432,265         407,613
  Restricted deferred compensation -- current portion                 49,405          54,521
  Deferred income taxes                                               79,343          57,677
  Other current assets                                                82,556         105,928
                                                                ------------    ------------
           Total current assets                                    1,431,164       1,998,453
                                                                ------------    ------------
PROPERTY, PLANT, AND EQUIPMENT -- At cost:
  Land                                                                13,266          13,266
  Building                                                         1,087,081       1,098,719
  Plant and equipment                                             16,269,683      15,161,159
  Construction in progress                                                            51,860
                                                                ------------    ------------
                                                                  17,370,030      16,325,004
  Accumulated depreciation                                       (12,821,671)    (11,695,538)
                                                                ------------    ------------
          Total property, plant, and equipment -- net              4,548,359       4,629,466
                                                                ------------    ------------

NOTES RECEIVABLE FROM AFFILIATES                                   2,916,740       1,763,090
INVESTMENTS                                                        1,046,321       1,140,255
EXCESS OF COST OVER FAIR VALUE OF NET                              1,772,179       1,772,179
  ASSETS ACQUIRED
RESTRICTED DEFERRED COMPENSATION --                                   49,405         109,041
                                                                ------------    ------------
  Net of current portion
TOTAL                                                           $ 11,764,168    $ 11,412,484
                                                                ============    ============

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
  Trade accounts payable                                        $    150,198    $    118,778
  Accrued expenses and other liabilities                             369,269         340,165
  Due to affiliates                                                1,411,027       2,444,608
  Income taxes payable                                               741,228         602,525
  Deferred compensation -- current portion                            49,405          54,521
                                                                ------------    ------------
           Total current liabilities                               2,721,127       3,560,597
DEFERRED INCOME TAXES                                              1,476,869       1,319,749
DEFERRED COMPENSATION -- Net of current portion                       49,405         109,041
                                                                ------------    ------------
           Total liabilities                                       4,247,401       4,989,387
MEMBER'S EQUITY                                                    7,516,767       6,423,097
                                                                ------------    ------------
TOTAL                                                           $ 11,764,168    $ 11,412,484
                                                                ============    ============


See notes to consolidated financial statements.

LYNCH TELEPHONE II, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007
--------------------------------------------------------------------------------------------

                                                                      2008           2007
REVENUES                                                          $ 4,365,358    $ 4,425,659
                                                                  -----------    -----------

COSTS AND EXPENSES:
  Operating expenses (excluding depreciation related to network
    assets included below)                                          1,483,265      1,483,074
  General and administrative expenses                                 855,600        752,041
  Depreciation                                                        763,823        870,294
                                                                  -----------    -----------

           Total costs and expenses                                 3,102,688      3,105,409
                                                                  -----------    -----------

NET OPERATING INCOME                                                1,262,670      1,320,250
                                                                  -----------    -----------

OTHER INCOME:
  Investment income                                                   265,710        302,932
  Gain on sale of investments                                              --          1,577
  Equity in earnings of investee                                      215,816        173,438
                                                                  -----------    -----------

           Total other income                                         481,526        477,947
                                                                  -----------    -----------

INCOME BEFORE INCOME TAXES                                          1,744,196      1,798,197

INCOME TAX EXPENSE                                                   (650,526)      (663,877)
                                                                  -----------    -----------

NET INCOME                                                        $ 1,093,670    $ 1,134,320
                                                                  ===========    ===========


See notes to consolidated financial statements.

LYNCH TELEPHONE II, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007
--------------------------------------------------------------------------------

                                                        Accumulated
                                                          Other
                                           Member's    Comprehensive
                                            Equity         Loss         Total

Balance on January 1, 2007                $5,288,777   $     (146)   $5,288,631

  Net income                               1,134,320           --     1,134,320

  Unrealized gain on available for sale
    securities  -- net                            --          146           146
                                          ----------   ----------    ----------

Balance on December 31, 2007               6,423,097           --     6,423,097

  Net income                               1,093,670           --     1,093,670
                                          ----------   ----------    ----------

Balance on December 31, 2008              $7,516,767   $       --    $7,516,767
                                          ==========   ==========    ==========


See notes to consolidated financial statements.

LYNCH TELEPHONE II, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007
-----------------------------------------------------------------------------------------------------------------

                                                                                           2008           2007

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                           $ 1,093,670    $ 1,134,320
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                           763,823        870,294
    Deferred income taxes                                                                  135,453         34,397
    Equity in earnings of investee                                                        (215,816)      (173,438)
    Interest accrued on note receivable from affiliate                                    (153,650)      (130,268)
    Patronage income, equity                                                               (18,254)        (8,068)
    Gain on sale of investments                                                                            (1,577)
    Changes in operating assets and liabilities:
      Payment of restricted deferred compensation                                          (64,752)       (42,434)
      Increase in accounts receivable                                                      (24,652)        (1,734)
      (Increase) decrease in income tax payable                                           (149,927)       255,853
      Decrease (increase) in due to affiliates                                             287,707        (18,953)
      Increase in accounts payable and accrued expenses                                     59,976         17,886
      Other                                                                                 23,373            800
                                                                                       -----------    -----------

           Net cash provided by operating activities                                     1,736,951      1,937,078
                                                                                       -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant, and equipment                                             (697,045)      (457,079)
  Proceeds from the sale of property, plant, and equipment                                  14,877         23,260
  Proceeds received from investments                                                         4,833         14,524
  Recovery of restricted cash                                                               64,752         42,434
  Loan to parent                                                                        (1,000,000)
                                                                                       -----------    -----------

           Net cash used in investing activities                                        (1,612,583)      (376,861)
                                                                                       -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES -- Payments to an affiliate                          (709,487)    (2,349,336)
                                                                                       -----------    -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                 (585,119)      (789,119)

CASH AND CASH EQUIVALENTS -- Beginning of year                                           1,372,714      2,161,833
                                                                                       -----------    -----------

CASH AND CASH EQUIVALENTS -- End of year                                               $   787,595    $ 1,372,714
                                                                                       ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for income taxes, including amounts paid to parent
    in lieu of income taxes                                                            $   665,000    $   502,866
                                                                                       ===========    ===========

  Noncash transaction -- property additions included in accounts payable at year-end   $    16,548    $    16,000
                                                                                       ===========    ===========


See notes to consolidated financial statements.

LYNCH TELEPHONE II, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
--------------------------------------------------------------------------------


1.   ORGANIZATION

     Lynch Telephone II, LLC (the "Company") serves as a holding company for Intercommunity Telephone Company LLC ("Intercommunity") and Valley Communications, Inc. ("Valley"). The Company is a 100% owned subsidiary of Lynch Telephone North LLC (the "Parent"), which is a 100% owned subsidiary of Brighton Communications Corporation ("Brighton"), which is a 100% owned subsidiary of LICT Corporation (LICT), the Company's ultimate parent. Intercommunity is a rural independent local telephone company (RLEC) serving communities in southeastern North Dakota providing regulated telephone service and Valley provides internet and other nonregulated services. The Company operates in one business segment, telecommunications.

2.   SIGNIFICANT ACCOUNTING POLICIES

     Regulatory Accounting -- Intercommunity's public utility activities are regulated by the Federal Communications Commission (FCC). The North Dakota Public Service Commission does not regulate RLEC's with fewer than 8,000 access lines, such as Intercommunity. The Company follows the accounting principles prescribed by Uniform System of Accounts of the FCC and the Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Where applicable, this accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities.

     Intercommunity follows the accounting for regulated enterprises prescribed by FASB Statement No. 71. In general, the Company depreciates plant and equipment over the lives approved by regulators, which may extend beyond the assets' actual economic and technological lives. It also defers certain costs and obligations based upon approvals received from regulators to permit recovery in the future. Intercommunity has no such deferred costs or obligations at this time.

     Consequently, the recorded net book value of certain assets and liabilities, primarily telecommunications plant and equipment, may be greater than that which would otherwise be recorded by unregulated enterprises. On an ongoing basis, Intercommunity reviews the continued applicability of FASB Statement No. 71 based on the current regulatory environment. If it determined that the use of FASB Statement No. 71 was no longer appropriate, it would be required to write off the deferred costs and obligations referred to above, if any. It may also be necessary for the Company to reduce the carrying value of its plant and equipment to the extent that it exceeds fair market value. At this time, it is not possible to estimate what the effect of discontinuing the application of FASB Statement No. 71 would be.

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and accounts have been eliminated in the consolidated financial statements.

     Use of Estimates -- The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- Cash and cash equivalents, trade accounts receivable, trade accounts payable, and accrued expenses are carried at cost which approximates fair value due to the short-term maturity of these instruments.

     Concentrations of Credit Risk -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents. Management believes the financial risks associated with these financial instruments are minimal.

     Cash and Cash Equivalents -- Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less. Cash deposits in certain financial institutions exceeded the $100,000 Federal Deposit Insurance Corporation (FDIC) limits by $110,000 at December 31, 2007. In 2008, the FDIC limit was increased to $250,000 and at December 31, 2008, cash deposits did not exceed the limit at any financial institution.

     Accounts Receivable -- Accounts receivables are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

     Investments -- Investments of less than 20% of the voting control of the investee are carried at cost. The equity method is used if the investment represents between 20% and 50% of the voting control of the investee or if the Company has the ability to significantly influence financial and operating policies. Under the equity method, the Company adjusts the carrying value of the investment for its proportional share of any income or losses of the investee.

     Property, Plant, and Equipment -- Telecommunications plant in service and other property are capitalized at original cost, including the capitalized cost of salaries and wages, materials, certain payroll taxes, and employee benefits.

     Depreciation is computed on a straight-line method over the estimated useful lives of the depreciable assets using class or overall group rates approved by Intercommunity's state commission, and range as follows:

                Description                               Life (Years)

                Buildings                                    30-40
                Machinery and equipment                       7-40
                Other assets                                  5-15

     Replacements and betterments of units of property are charged to property, plant, and equipment. The original cost of depreciable property retired, together with removal costs less any salvage realized, is charged to accumulated depreciation in accordance with regulated accounting procedures. No gains or losses are recognized in connection with routine retirements of depreciable property. Repairs and renewals of minor items of property are expensed as incurred.

     Excess of Cost Over Fair Value of Net Assets Acquired (Goodwill) -- Goodwill is tested annually for impairment, or more frequently if deemed necessary. The Company tests goodwill for impairment using the two-step process prescribed in FASB Statement No. 142 Goodwill and Other Intangible Assets. The first step is an analysis of potential impairment in which the Company determines its fair value based on a number of subjective factors, including: (a) appropriate weighting of valuation approaches (income approach, market approach, and comparable company approach), (b) estimates of our future cost structure, (c) discount rates for our estimated cash flows, (d) selection of peer group companies for our market approach, (e) required level of working capital, (f) assumed terminal value, and (g) time horizon of cash flow forecasts.

     If such tests indicate potential impairment, due to the carrying value of the reporting unit exceeding its fair value, then a second step measures the amount of impairment, if any. The Company performed the required annual tests as of September 30, 2008 and 2007, and determined that there was not any impairment at either date.

     Impairment of Long-Lived Assets -- Long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell, and depreciation ceases. There were no asset impairments recorded during the years ended December 31, 2008 or 2007.

     Income Taxes -- As prescribed under a Tax Sharing Agreement among LICT and its subsidiaries, the Company files a consolidated federal income tax return with LICT. The Company also files a combined return in North Dakota. All income taxes reflected by the Company have been computed on a separate return basis. Income taxes are presented in the Company's consolidated financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, using the asset and liability approach based on the separate return method. Under the separate return method, current and deferred tax expense or benefit for the period is determined for each member of a combined group by applying the requirements of FASB Statement No. 109 as if the group member were filing a separate tax return. Deferred taxes reflect the tax consequences in future years of differences between the financial reporting and tax bases of assets and liabilities recorded in the Company's consolidated financial statements. A valuation allowance is required to offset any net deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized. Under the separate return method, the realization of the deferred tax asset shall be based on the available evidence as it relates only to the group member.

     In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No.
     109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted FIN No. 48 effective January 1, 2007.

     The Company recognizes tax liabilities in accordance with FIN No. 48 and adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined. If the tax liabilities relate to tax uncertainties existing at the date of the acquisition of a business, the adjustment of such tax liabilities will result in an adjustment to the goodwill recorded at the date of acquisition.

     The provisions of FIN No. 48 have been applied to all Company tax positions as of January 1, 2007. Only tax positions that met the more-likely-than-not recognition threshold on January 1, 2007, were recognized or continue to be recognized upon adoption. The Company had no unrecognized tax benefits as of January 1, 2007, December 31, 2007, or December 31, 2008. The adoption of FIN No. 48 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows. The Company does not anticipate a significant increase in unrecognized tax benefits over the next twelve months.

     The Company's policy is to classify interest and penalty expense associated with unrecognized tax benefits as income tax expense in the statements of income. There were no interest or penalties accrued as of the date of adoption of FIN No. 48 and no interest or penalties were accrued during the year ended December 31, 2007 or December 31, 2008.

     LICT's consolidated federal income tax return remains subject to examination by the Internal Revenue Service for tax years 2005 and after. The Company's North Dakota state income tax return is subject to examination by tax authorities 2004 and after.

     Revenue Recognition -- Telephone service revenue is primarily derived from regulated local, intrastate, and interstate access services and recognized as services are provided. Revenues are based upon the Company's cost for providing services.

     Local access revenue comes from providing local telephone exchange services and is billed to local end-users in advance in accordance with tariffs approved by the state regulatory commission. Such advance billings are initially deferred and recognized as revenue when earned.

     Revenue that is billed in arrears includes nonrecurring intrastate and interstate network access services, nonrecurring local services, and long distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided. Revenue from intrastate access is based on tariffs approved by the state regulatory commission.

     Revenue from interstate access is derived from settlements with the National Exchange Carrier Association (NECA). NECA was created by the FCC to administer interstate access rates and revenue pooling on behalf of local exchange carriers who elected to participate in a pooling environment. Interstate settlements, including amounts received under Universal Service Fund mechanisms, are determined based on the Company's cost of providing telecommunications service, including investments in specific types of infrastructure and operating expenses and taxes.

     Interstate access revenue recognition is based on management's estimate of the final over- or under-earning settlement of the NECA pools. For the NECA Common Line pool, the 2007 and 2008 rates-of-return are expected to equal the authorized rate-of-return of 11.25%; therefore, interstate revenues were increased to reflect the additional revenues which are expected to be received from NECA once the Common Line pool settlements are finalized. For the NECA Traffic Sensitive pool, for both 2007 and 2008, the estimated rates-of-return are expected to be below the current pool earning levels; therefore, interstate revenues were reduced. As a result, the Company has reduced revenues and recognized a liability of $41,674 and $44,388 as of December 31, 2008 and 2007, respectively.

     Other ancillary revenues, derived from the provision of directory advertising and billing and collection services, are recognized as services are provided based on the rates under the respective contract. Nonregulated operations are included in other income in the accompanying consolidated statements of income.

     New Accounting Pronouncements -- In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. FASB Statement No. 157 is definitional and disclosure oriented and addresses how companies should approach measuring fair value when required by GAAP; it does not create or modify any current GAAP requirements to apply fair value accounting. FASB Statement No. 157 provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes, according to reliability, the methods and inputs used in valuations. In February 2008, the FASB issued FASB Staff Position
     (FSP) No. 157-2 "Effective Date of FASB Statement No. 157." FSP No. 157-2 delayed the effective date of FASB Statement No. 157 for all nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008. The new measurement and disclosure requirements of FASB Statement No. 157 for financial assets and liabilities became effective in the first quarter of 2008, and did not have a material impact on the Company's consolidated financial statements. The Company is still evaluating the impact that FSP No. 157 will have on its consolidated financial statements.

     In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations, which replaces FASB Statement No. 141. FASB Statement No. 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FASB Statement No. 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after an entity's fiscal year that begins after December 15, 2008. The Company will assess the impact of FASB Statement No. 141(R) if and when future acquisitions occur.

     In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements -- an amendment of ARB No.
     51. FASB Statement No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. FASB Statement No. 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. FASB Statement No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. FASB Statement No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of FASB Statement No. 160 is not expected to have a material impact on the Company's consolidated results of operations and financial position.

3.   INVESTMENTS

     Investments consist of the following at December 31, 2008 and 2007:

                                                   2008            2007

                Dakota Carrier Networks, LLC  $   897,680     $   681,864
                CoBank, ACB                            --         324,171
                Other                             148,641         134,220
                                              -----------     -----------

                                              $ 1,046,321     $ 1,140,255
                                              ===========     ===========

     Intercommunity uses the equity method of accounting for its investment in Dakota Carrier Network, LLC (DCN). DCN is a limited liability company formed by a group of 15 independent telephone companies in North Dakota. DCN paid Intercommunity $200,131 and $182,943 for the use of Intercommunity's network during 2008 and 2007, respectively, which is recorded in revenues in the consolidated statements of income.

     CoBank, ACB, from which the Parent has loans totaling $10,290,000 at December 31, 2008, secured by all of the Company's assets and member's equity, is a cooperative, owned and controlled by its customers. The patronage certificates in CoBank, ACB are nonmarketable and carried at cost. In 2007, the Company's patronage shares were transferred to its Parent.

4.   INCOME TAXES

     Components of income tax expense at December 31, 2008 and 2007, are as follows:

                                                  2008            2007
                Current expense:
                  Federal                       $ 424,770       $ 521,544
                  State                            90,303         107,936
                                                ---------       ---------

                                                  515,073         629,480
                                                ---------       ---------
                Deferred expense:
                  Federal                         112,683          29,841
                  State                            22,770           4,556
                                                ---------       ---------

                                                  135,453          34,397
                                                ---------       ---------

                Total income tax                $ 650,526       $ 663,877
                                                =========       =========

     Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities. The tax effects of all temporary differences that give rise to the net deferred tax liability (asset) at December 31, 2008 and 2007, are as follows:

                                                     2008             2007

Depreciation and amortization                    $ 1,356,043     $ 1,264,449
Partnership tax losses in excess of book losses      145,729         123,915
Restricted deferred compensation                     (37,834)        (62,629)
Other reserves and accruals                          (66,412)        (63,663)
                                                 -----------     -----------

Total deferred income taxes                      $ 1,397,526     $ 1,262,072
                                                 ===========     ===========

     Liabilities and assets presented in the consolidated financial statements at December 31, 2008 and 2007, are as follows:

                                                      2008             2007

Deferred, current income tax asset -- net          $   (79,343)    $   (57,677)
Deferred, noncurrent income tax liability -- net     1,476,869       1,319,749
                                                   -----------     -----------

                                                   $ 1,397,526     $ 1,262,072
                                                   ===========     ===========

     A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes at December 31, 2008 and 2007, are as follows:

                                                  2008            2007

                Tax at statutory rate           $ 593,027       $ 611,387
                State taxes                        74,826          83,077
                Other                             (17,327)        (30,587)
                                                ---------       ---------

                                                $ 650,526       $ 633,877
                                                =========       =========

5.   DEFERRED COMPENSATION

     Intercommunity has deferred compensation agreements with one of its former employees. The Company has deposited certain monies with the National Telephone Cooperative Deferred Compensation Program and Equitable Life Assurance Society to provide the necessary funds to meet these obligations as they become payable. The Company is under a contractual obligation to make the deferred compensation payments to the recipients when due under the agreements, equal to the amounts received from recipient, plus accrued interest. The amounts in the account are not held in trust. At December 31, 2008 and 2007, the amounts on deposit and accrued were $98,810 and $163,562, respectively.

6.   EMPLOYEE SAVINGS AND RETIREMENT PLAN

     Intercommunity participates in a multiemployer pension plan sponsored by the National Telephone Cooperative Association covering substantially all of its employees. In this master multiemployer plan, the accumulated benefits and plan assets are not determined or allocated separately by individual employee. In 2008 and 2007, Intercommunity made contributions to the plan and recorded compensation expense in the amounts of $78,066 and $98,425, respectively.

     In addition, Intercommunity has a profit-sharing plan, which covers all of its employees. The Board of Directors annually determines the amount of the contribution to such plan, which was $42,855 and $43,241 in 2008 and 2007, respectively.

7.   RELATED-PARTY TRANSACTIONS

     Brighton provides certain management services to Intercommunity and Valley, which include executive, financial and accounting, planning, budgeting, tax, legal, and insurance services. The costs associated with these services, which are included in general and administrative expenses were $143,928 and $140,551 in 2008 and 2007, respectively.

     At December 31, 2008 and 2007, assets of $622,138 and $1,154,909, respectively that are classified as cash and cash equivalents, are invested in United States Treasury money market funds, for which affiliates of the Company serve as investment managers.

     Intercommunity has a note receivable from Brighton in the amount of $1,904,137 and $1,763,090 at December 31, 2008 and 2007, respectively. The note bears interest at 8% per annum, paid in kind, and comes due on December 31, 2009. It is the intent of the parties that, at the due date, this note will be extended for another year at the same terms. In 2008 and 2007, the Company accrued $141,047 and $130,268 respectively, in interest income related to this note.

     On September 26, 2008, Intercommunity loaned $1,000,000 to Lynch Telephone North. The note bears interest at 5% per annum and comes due on September 26, 2009. It is the intent of the parties that, at the due date, this note will be extended for another year at the same terms. At December 31, 2008, the balance of the note, including accrued interest, was $1,012,603.

     The Company's outstanding income tax payable is primarily due to Brighton. The outstanding payables do not have established due dates or repayment terms. Repayment is based upon the cash needs of the Parent and the cash availability at the Company.

     Due to Affiliates included in current liabilities result from various transactions with the Company's various parent companies without established due dates or repayment terms. Repayment is based upon the cash needs of the various parent companies and the cash availability at the Company.

                                     ******

LYNCH TELEPHONE II, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
---------------------------------------------------------------------------------------------
                                                                   March 31,     December 31,
                                                                     2009            2008
                                                                 ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents                                      $  1,017,996    $    787,595
  Accounts receivable, less allowance of $1,000 in each period        421,647         432,265
  Restricted deferred compensation - current portion                   47,554          49,405
  Deferred income taxes                                                78,451          79,343
  Other current assets                                                 95,721          82,556
                                                                 ------------    ------------
           Total current assets                                     1,661,369       1,431,164
                                                                 ------------    ------------

Property, plant and equipment--at cost:
  Land                                                                 13,266          13,266
  Building                                                          1,087,081       1,087,081
  Plant and equipment                                              16,315,433      16,269,683
                                                                 ------------    ------------
                                                                   17,415,780      17,370,030
  Accumulated depreciation                                        (13,029,511)    (12,821,671)
                                                                 ------------    ------------
          Total property, plant and equipment--net                  4,386,269       4,548,359
                                                                 ------------    ------------

Notes receivable from affiliates                                    2,966,630       2,916,740
Investments                                                         1,110,522       1,046,321
Excess of cost over fair value of net assets acquired               1,772,179       1,772,179
Restricted deferred compensation - net of current portion                  --          49,405
                                                                 ------------    ------------
         Total                                                   $ 11,896,969    $ 11,764,168
                                                                 ============    ============


See notes to condensed consolidated financial statements.

LYNCH TELEPHONE II, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
--------------------------------------------------------------------------------
                                                           Three Months Ended
                                                               March 31,
                                                           2009         2008
                                                        ----------    ----------

Revenues                                                $1,072,673    $1,073,182
                                                        ----------    ----------

Costs and expenses:
  Operating expenses (excluding depreciation
     related to network assets included below)             398,468       389,889
  General and administrative expenses                      209,417       173,074
  Depreciation                                             207,839       183,254
                                                        ----------    ----------
           Total costs and expenses                        815,724       746,217
                                                        ----------    ----------

Net operating income                                       256,949       326,965
                                                        ----------    ----------

Other income:
  Investment income                                         80,391        47,483
  Equity in earnings of investee                            64,201        50,762
                                                        ----------    ----------
           Total other income, net                         144,592        98,245
                                                        ----------    ----------

Income before income taxes                                 401,541       425,210

Income tax expense                                         142,586       161,981
                                                        ----------    ----------

Net income                                              $  258,955    $  263,229
                                                        ==========    ==========


See notes to condensed consolidated financial statements.

LYNCH TELEPHONE II, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
-------------------------------------------------------------------------------------------------------
                                                                                 Three Months Ended
                                                                                      March 31,
                                                                                 2009          2008
                                                                             -----------    -----------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                 $   258,955    $   263,229
  Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation                                                              207,839        183,254
       Deferred income taxes                                                      46,094         24,028
       Equity in earnings of investee                                            (64,201)       (50,762)
       Interest accrued on notes receivable from affiliates                      (49,890)       (32,567)
  Changes in operating assets and liabilities:
       Payment of restricted deferred compensation                               (51,256)            --
       Decrease in accounts receivable                                            10,618         26,960
       Increase in income tax payable                                             55,279        137,850
       (Decrease) increase in due to affiliates                                 (221,927)        28,982
       Increase in accounts payable and accrued expenses                          35,135         16,122
       Other                                                                     (13,165)        14,042
                                                                             -----------    -----------
           Net cash provided by operating activities                             213,481        611,138
                                                                             -----------    -----------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment                                     (24,669)       (20,909)
  Recovery of restricted cash                                                     51,256             --
                                                                             -----------    -----------
           Net cash provided by (used in) investing activities                    26,587        (20,909)
                                                                             -----------    -----------

CASH FLOW FROM FINANCING ACTIVITIES- Payments to an
  affiliate                                                                       (9,667)      (500,000)
                                                                             -----------    -----------

Net increase in cash and cash equivalents                                        230,401         90,229
Cash and cash equivalents - beginning of year                                    787,595      1,372,714
                                                                             -----------    -----------
Cash and cash equivalents - end of period                                    $ 1,017,996    $ 1,462,943
                                                                             ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for income taxes, including
     amounts paid to parent in lieu of income taxes                          $    41,213    $    10,000
Noncash transactions:
   Property additions in accounts payable or accruals at beginning of year        16,548         16,000
   Property additions in accounts payable or accruals at end of period            37,629         17,673


See notes to condensed consolidated financial statements.

LYNCH TELEPHONE II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED MARCH 31, 2009 AND 2008 (UNAUDITED)
--------------------------------------------------------------------------------

1.   ORGANIZATION

     Lynch Telephone II, LLC (the "Company") serves as a holding company for Intercommunity Telephone Company LLC and Valley Communications, Inc. The Company is a 100% owned subsidiary of Lynch Telephone North LLC, which a 100% is owned subsidiary of Brighton Communications Corporation ("Brighton"), which is a 100% owned subsidiary of LICT Corporation ("LICT"), the Company's ultimate parent. Intercommunity is a rural independent local telephone company serving communities in southeastern North Dakota, providing regulated telephone service and Valley provides internet and other non-regulated services.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they are not audited and do not include all of the information and footnotes required for complete financial statements. These consolidated financial statements and footnotes should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report for the year ended December 31, 2008. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.   EMPLOYEE SAVINGS AND RETIREMENT PLAN

     Intercommunity participates in a multi-employer pension plan sponsored by the National Telephone Cooperative Association covering substantially all of its employees. In this master multiple employer plan, the accumulated benefits and plan assets are not determined or allocated separately by individual employees. Intercommunity made contributions to the plan and recorded compensation expense in the amount of $19,443 and $19,799 in the first quarter of 2009 and 2008, respectively.

     In addition, Intercommunity has a profit-sharing plan which covers all of its employees. The Board of Directors annually determines the amount of the contribution to such plan, which was $8,750 in the first quarter of both 2009 and 2008.

3.   RELATED PARTY TRANSACTIONS

     Brighton provides certain management services to the Company, which includes executive, financial and accounting, planning, budgeting, tax, legal and insurance services. The Company incurred costs of $36,852 and $35,982 in the three months of 2009 and 2008, respectively, associated with these services, which are included in general and administrative expenses.

     At March 31, 2009, assets of $769,621 that are classified as cash and cash equivalents, are invested in United States Treasury money market funds, for which affiliates of the Company serve as investment managers.

     Intercommunity has a loan to Brighton of $1,941,698 at March 31, 2009. The note bears interest at 8.0% per annum paid in kind, and comes due on December 31, 2009. It is the intent of the parties that, at the due date, this note will be extended for another year at the same terms. In the first quarter of 2009 and 2008, the Company accrued $37,561 and $32,567, respectively, of interest income related to this note.

     Intercommunity has a loan of $1,024,932 to Lynch Telephone North. The note bears interest at 5% per annum and comes due on September 26, 2009. It is the intent of the parties that, at the due date, this note will be extended for another year at the same terms. In the first quarter of 2009, the Company accrued $12,329 of interest income related to this note.

     As of March 31, 2009, the Company's outstanding income tax payable is primarily due to Brighton and Due to Affiliates consists of payables to Lynch Telephone North and Brighton of $966,981 and $610,228, respectively, offset by a $397,777 receivable from LICT. Such outstanding net payables do not have established due dates or repayment terms. Repayment is based upon the cash needs of the Parent and the cash availability at the Company.


                                      * * *

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SUNSHINE PCS CORPORATION

It is hereby certified that:

1.   The name of the corporation is SUNSHINE PCS CORPORATION (the
     "Corporation").

2. The Certificate of Incorporation of the Corporation is hereby amended to reflect a 1-for-1,000 reverse stock split of the Corporation's common stock and to provide the Corporation with an option to buy back shares of its common stock proposed to be transferred after the reverse stock split is effective.

3. To accomplish the foregoing amendment, the Certificate of Incorporation of the Corporation is hereby amended by revising Section A of Article IV in its entirety to read as follows:

          "A. Classes of Stock. The Corporation is authorized to issue five classes of stock to be designated, respectively, "Class A Common Stock," "Class B Common Stock," "Preferred Stock," "Series A-1 Preferred Stock," and "Series A-2 Preferred Stock." The total number of shares which the Corporation is authorized to issue is Twenty-Nine Million and Forty Four Thousand Five Hundred (29,044,500) shares. Twenty Million (20,000,000) shares shall be Class A Common Stock, par value $0.0001 (the "Class A Common Stock"), Nine Million (9,000,000) shares shall be Class B Common Stock, par value $0.0001, Thirty Thousand (30,000) shares shall be Preferred Stock, par value $1.00, Twelve Thousand Five Hundred (12,500) shares shall be Series A-1 Preferred Stock, par value $1.00, and Two Thousand (2,000) shares shall be Series A-2 Preferred Stock, par value $1.00.

          Simultaneously with the effective time of the filing of this amendment to the Corporation's Certificate of Incorporation (the "Effective Time"), each share of the Class A Common Stock, par value $.0001 per share, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Time (the "Old Class A Common Stock") shall automatically be reclassified as and reduced to (the "Reverse Split"), without any action on the part of the holder thereof, 1/1,000 of one share of Class A Common Stock (the "New Class A Common Stock"). Each holder of a certificate of Old Class A Common Stock shall be entitled to receive, upon surrender of such certificate to the Corporation's transfer agent for cancellation, a certificate of New Class A Common Stock that will equal the number of shares of Old Class A Common Stock divided by one thousand PROVIDED, HOWEVER, that holders of Old Class A Common Stock who are entitled to less than one share of New Class A Common Stock on account of the Reverse Split shall not receive fractional shares, but rather shall receive, upon surrender of the stock certificates formerly representing shares of the Old Class A Common Stock, in lieu of such fractional share, an amount in cash equal to the fractional share of New Class A Common Stock that a holder would otherwise be entitled to, multiplied by $50.00. Subject to the fractional share treatment described above, certificates for Old Class A Common Stock will be deemed for all purposes to represent the appropriately reduced number of shares of New Class A Common Stock; PROVIDED, HOWEVER, that the holder of unexchanged certificates will not be entitled to receive any distributions payable by the Corporation after the Effective Time, until the certificates for Old Class A Common Stock have been surrendered for exchange. Such distributions, if any, will be accumulated and, at the time of surrender of the Old Class A Common Stock certificate, all such unpaid distributions will be paid without interest.

          After the Effective Time, the Corporation shall have the right to buy back shares of Class A Common Stock proposed to be transferred by any stockholder if such transfer would cause the number of holders of record of the Corporation's Class A Common Stock to equal or exceed 300. The price to be paid for the shares pursuant to this option shall be equal to (i) the mean between the bid and asked prices (as published in the pink sheets) averaged over the 20 trading days immediately preceding the date of exercise of the option, on which the shares of Class A Common Stock were quoted or, (ii) if the Class A Common Stock is not then quoted in the pink sheets (or if such determination cannot otherwise be made), the fair market value for such shares as determined by the Corporation's Board of Directors in good faith.

          At such time as the Corporation becomes aware of a proposed transfer that would cause the number of holders of record of the Corporation's Class A Common Stock to equal or exceed 300, the Corporation shall have 15 days to exercise its right to buy back such shares of Class A Common Stock.

4. The Amendment to the Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized and declared advisable by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and approved by the affirmative vote of a majority of the stockholders entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation of Sunshine PCS Corporation on this [o] day of [o].


                                              __________________________
                                              Robert E. Dolan
                                              Assistant Secretary

                                Preliminary Copy
                                ----------------

                            SUNSHINE PCS CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David S. Ahl and Robert E. Dolan, and each of them, with full power of substitution, to vote as indicated below, and act with respect to all shares of common stock of Sunshine PCS Corporation, a Delaware corporation (the "Company"), standing in the name of the undersigned, at the Special Meeting of Stockholders to be held at 9:30 a.m., Eastern time, on ? [?], 2009, at the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut or at any adjournment thereof, with all the power the undersigned would possess if personally present:

     1. Amendment of Sunshine PCS Corporation's Certificate of Incorporation to effect the reverse stock split.

         /  / FOR            /  / AGAINST               /  / ABSTAIN

     2. Amendment of Sunshine PCS Corporation's Certificate of Incorporation granting the option to repurchase shares.

         /  / FOR            /  / AGAINST               /  / ABSTAIN

     3. To adjourn the Special Meeting, if necessary, to solicit additional proxies.

         /  / FOR            /  / AGAINST               /  / ABSTAIN

     4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ABOVE. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     IMPORTANT: To ensure a quorum and to avoid the expense and delay of sending follow-up letters, please mark, sign, date and mail this proxy in the accompanying envelope.

                                   Date:    ______________________ 2009


     Please sign exactly as name appears hereon. For a joint account, each owner should sign. Persons signing as attorney, executor, administrator, trustee or guardian or in any other representative capacity should indicate their full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.